                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                               AMENDMENT NO. 4 TO


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           MUSLIM MEDIA NETWORK, INC.
                 (Name of Small Business Issuer in Its Charter)

                                    MICHIGAN
                 (State or other jurisdiction of incorporation)

                                      2711
            (Primary Standard Industrial Classification Code Number)

                                   71-0977577
                     (I.R.S. Employer Identification Number)

                           29004 WEST EIGHT MILE ROAD
                           FARMINGTON, MICHIGAN 48336
                                 (248) 426-7777
  (Address and Telephone Number of Registrant's Principal Executive Offices and
                          Principal Place of Business)

                                Dr. A.S. NAKADAR
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           MUSLIM MEDIA NETWORK, INC.
                           29004 WEST EIGHT MILE ROAD
                           FARMINGTON, MICHIGAN 48336
                                 (248) 426-7777
            (Name, Address and Telephone Number of Agent for Service)

                                  (copies to:)

                             Daniel R. Boynton, Esq.
                           Driggers, Schultz & Herbst
                           2600 W. Big Beaver, St. 550
                              Troy, Michigan 48084


Approximate date of commencement of proposed sale to the public: After October 17, 2005.


      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the earlier offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF     PROPOSED MAXIMUM         PROPOSED MAXIMUM     AGGREGATE       AMOUNT OF
   SECURITIES TO BE          AMOUNT TO BE          OFFERING PRICE PER    OFFERING       REGISTRATION
     REGISTERED               REGISTERED              SECURITY(1)          PRICE            FEE
----------------------     -----------------       ------------------   ------------    ------------
Common Stock                       1,000,000       $            10.00   $ 10,000,000    $      1,177
                           -----------------       ------------------   ------------    ------------
Totals                             1,000,000                            $ 10,000,000    $      1,177
                           =================       ==================   ============    ============

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                             DATED November 11, 2005

PROSPECTUS



                                1,000,000 SHARES
                           MUSLIM MEDIA NETWORK, INC.
                                  COMMON STOCK



      We are offering a minimum of 60,000 shares of our common stock and up to 1,000,000 shares of our common stock. The offering will terminate nine months after the effective date of the registration statement, or July 14, 2006. Until the minimum number of shares is sold we will deposit the proceeds of this offering in an escrow account with a financial institution.


      Prior to this offering, there has been no public trading market for any of our securities. We currently estimate that the initial public offering price will be $10.00 per share. For factors to be considered in determining the initial public offering price, see "Plan of Distribution."

      INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                MAXIMUM       MINIMUM
                                                               OFFERING       OFFERING
                                            PER SHARE            TOTAL         TOTAL
                                            ---------         -----------     --------
INITIAL PUBLIC OFFERING PRICE               $10.00            $10,000,000     $600,000
PROCEEDS, AFTER EXPENSES,
TO MUSLIM MEDIA NETWORK, INC.               $ 9.50            $ 9,500,000     $300,000

We expect total cash expenses of this offering to be approximately $500,000, if the maximum number of shares is sold. We expect total cash expenses of this offering to be approximately $300,000, if the minimum number of shares is sold.

      The information contained in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the U.S. Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              ---------------------


                                October 12, 2005

THIS PRELIMINARY PROSPECTUS AND THE INFORMATION CONTAINED THEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES SHALL NOT BE SOLD NOR SHALL OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE PROSPECTUS IS DELIVERED IN FINAL FORM. UNDER NO CIRCUMSTANCES SHALL THIS PRELIMINARY PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE IS UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                MICHIGAN LEGENDS

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES DIVISION, OFFICE OF FINANCIAL AND INSURANCE SERVICES, MICHIGAN DEPARTMENT OF LABOR AND ECONOMIC GROWTH. THE DEPARTMENT HAS NOT UNDERTAKEN TO PASS UPON THE VALUE OF THESE SECURITIES NOR TO MAKE ANY RECOMMENDATIONS AS TO THEIR PURCHASE.

THE USE OF THE PROSPECTUS IS CONDITIONED UPON ITS CONTAINING ALL MATERIAL FACTS AND THAT ALL STATEMENTS CONTAINED THEREIN ARE TRUE AND CAN BE SUBSTANTIATED. THE DEPARTMENT HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

NO BROKER-DEALER, SALESMAN, AGENT OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, IN CONNECTION WITH THE OFFERING HEREBY MADE, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR EFFECTIVE LITERATURE.

THIS IS A BEST EFFORTS OFFERING, AND THE ISSUER RESERVES THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION AND WILL PROMPTLY NOTIFY THE SUBSCRIBER OF ACCEPTANCE OR REJECTION. THERE IS NO ASSURANCE THAT THIS OFFERING WILL ALL BE SOLD. THERE ARE NO ASSURANCES AS TO WHAT SIZE THE ISSUER MAY REACH.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. THE OFFERING PRICE HAS BEEN ARBITRARILY SELECTED BY THIS ISSUER. NO MARKET EXISTS FOR THESE SECURITIES, AND UNLESS A MARKET IS ESTABLISHED, PURCHASERS MIGHT NOT BE ABLE TO SELL THEM.

THERE IS NO ASSURANCE THAT OUR OPERATIONS WILL BE PROFITABLE OR THAT LOSSES WILL NOT OCCUR.

IT IS NOT THE POLICY OF THE ISSUER TO REDEEM THESE SECURITIES.


ANY REPRESENTATIONS CONTRARY TO ANY OF THE FOREGOING SHOULD BE REPORTED FORTHWITH TO THE LANSING OFFICE OF THE BUREAU AT 611 W. OTTAWA STREET, 3RD FLOOR, LANSING, MI 48933 OR TELEPHONE (517) 373-0220.

                                TABLE OF CONTENTS

                                                           PAGE
                                                          -------
FORWARD LOOKING STATEMENTS                                 3
PROSPECTUS SUMMARY                                         3
SUMMARY FINANCIAL DATA                                     5
RISK FACTORS                                               6
USE OF PROCEEDS                                           12
DETERMINATION OF OFFERING PRICE                           15
DILUTION                                                  15
SELLING SECURITY HOLDERS                                  16
PLAN OF DISTRIBUTION                                      16
LEGAL PROCEEDINGS                                         17
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND
         CONTROL PERSONS                                  17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT                                       21
DESCRIPTION OF SECURITIES                                 22
INTEREST OF NAMED EXPERTS AND COUNSEL                     22
DISCLOSURE OF COMMISION POSITION ON INDEMNIFICATION
         FOR SECURITIES ACT LIABILITIES                   22
ORGANIZATION WITHIN LAST FIVE YEARS                       23
DESCRIPTION OF BUSINESS                                   23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS              34
DESCRIPTION OF PROPERTY                                   36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS            36
MARKET FOR COMMON EQUITY AND RELATED
         STOCKHOLDER CONCERNS                             36
EXECUTIVE COMPENSATION                                    38
FINANCIAL STATEMENTS                                      38
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
         ON ACCOUNTING AND FINANCIAL DISCLOSURE           51
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS                51
WHERE YOU CAN FIND ADDITIONAL INFORMATION                 51

                                ----------------

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The offer to sell, and the solicitation of offers to buy, shares in this prospectus is made only in jurisdictions where these offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                              ---------------------

                           FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements that address, among other things, our future acquisition and expansion strategy, plans for development of new products and services, projected capital expenditures and liquidity, development of additional revenue sources, and plans for development of profitable marketing and distribution alliances. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus and may not contain all the information that may be important to you. You should read this entire document carefully. You should consider the information set forth under "Risk Factors" and our financial statements and accompanying notes that appear elsewhere in this prospectus.

      In this prospectus, "Muslim Media Network," "we," "us," and "our" all refer to Muslim Media Network, Inc.

OUR COMPANY

      Muslim Media Network publishes original news and opinion content through traditional print media and our Internet web site. We seek to provide a targeted audience with alternative news content and political commentary from that provided by larger, more established news media organizations. Our principal publication is the weekly newspaper The Muslim Observer, which is delivered to a paid subscriber base. We also maintain an Internet web site located at www.muslimobserver.com. Effective on February 15, 2005, Muslim Media Network acquired from AN - NAS, LLC, (herein "AN - NAS") all of its assets, which consists of the Muslim Observer newspaper and the Internet web site located at www.muslimobserver.com. The purchase price was $1.00 plus the assumption of the liabilities of AN - NAS, up to a maximum amount of $60,000. Dr. Nakadar is the President and majority shareholder of Muslim Media Network and is the sole member of AN - NAS, which is a limited liability company and for tax purposes a pass-through entity. Muslim Media Network purchased the assets of AN - NAS because Dr. Nakadar desired to have a corporation be the owner of the Muslim Observer and the web site before this offering was commenced. Muslim Media Network has sold 60,000 shares of stock to the owners, management, employees, and the Board of Advisors of AN-NAS. Depending on the amount of proceeds received in this offering the Muslim Media Network intends to undertake some or all of the following activities: develop and undertake marketing programs aimed at increasing the circulation of the Muslim Observer; develop radio programs and buy broadcast time for such programs; develop television programs and buy broadcast time for such programs; create a publishing house that specializes in publications for and about

Muslim Americans; and develop an international news wire service. The Board of Directors will determine which activities to undertake and when, depending upon the amount of proceeds received in this offering and upon the financial performance of on-going activities.

      We seek to establish the Muslim Media Network as a leading alternative news media and publishing company in the United States. The principal elements of our business strategy are:

      - Expand the paid subscriber base of our weekly newspaper;

      - Develop our alternative news and opinion content and our reporting and editorial staff to attract and retain additional readers;

      - Open Regional Offices of the Muslim Observer;

      - Diversify into other media outlets; and

      - Build awareness of the Muslim Media Network brand through increased marketing.

      AN - NAS, commenced business in 1998 and experienced growth in revenues and paid subscribers from its inception until February 15, 2005, the date of the sale of its assets to the Muslim Media Network. As of June 30, 2005 there are 971 paid subscribers to the weekly newspaper, The Muslim Observer, compared to 908 paid subscribers at December 31, 2004.

      Our principal executive offices are located 29004 West Eight Mile Road, Farmington, Michigan 48336 and our telephone number is (248) 426-7777. Information contained on or linked to the web site at www.muslimobserver.com does not constitute part of this prospectus.

THE OFFERING

SECURITIES OFFERED:           1,000,000 shares of common stock, with a minimum
                               offering amount of 60,000 shares of common stock.

OFFERING PRICE:               $10 per share.

COMMON STOCK OUTSTANDING
BEFORE OFFERING:              60,000 shares

COMMON STOCK OUTSTANDING
AFTER OFFERING:               1,060,000 shares if 1,000,000 shares are sold in
                              this offering, 120,000 if the minimum amount of 60,000 shares are sold in this offering

USE OF PROCEEDS:              The net proceeds of this offering, estimated to
                              be approximately $9,500,000, if the maximum number of shares are sold, will be used to fund additional sales and marketing expenses, as well as for working capital, general and administrative expenses, and the purchase of capital equipment. The net proceeds of this offering, estimated to be approximately $300,000, if the minimum number of shares are sold, will be used for working capital. Our use of proceeds is more fully described under the section "Use of Proceeds."

DIVIDEND POLICY:               We do intend to pay cash dividends on our common
                               stock based on our earnings in the future.


MINIMUM OFFERING:              Until the minimum offering amount is received any
                               proceeds received will be held in an escrow account with a financial institution and the proceeds will be returned to the investors if the minimum offering amount is not received within by July 14, 2006.

                             SUMMARY FINANCIAL DATA


      The following table sets forth summary financial data of AN - NAS for the years ended December 31, 2003 and 2004, and for the Company for the nine months ended September 30, 2005. The following table should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying financial statements and notes included in another section of this prospectus. The As Adjusted column reflects the sale of 1,000,000 shares in this offering at an assumed initial offering price of $10.00 per share, after deducting the estimated offering expenses payable by us, and the application of these proceeds.



                                                                            NINE MONTHS
                                                                               ENDED
                                                       YEAR ENDED            SEPTEMBER
                                                       DECEMBER 31,             30,
                                                  ----------------------    -----------
                                                     2003        2004
2005
                                                  ---------    ---------    -----------
STATEMENT OF OPERATIONS DATA:
Revenues:
Subscription revenues .........................   $  25,956    $  23,185       21,670
Advertising revenues ..........................      85,212      106,621       89,058
Total Revenues: ...............................     115,010      138,655      110,728
Cost of Revenues ..............................     164,498      130,944      216,360
Operating Expenses:
  Selling, General and Administrative Expenses:      74,128       87,502       43,777

  Interest expense                                      963          917          890
Total Operating Expenses ......................      75,091       88,419       44,667
Net Loss ......................................    (124,579)     (80,708)    (150,299)
Basic and diluted loss per share ..............   $   (2.08)   $   (1.35)   $   (2.50)
Weighted average shares outstanding - basic
   and diluted                                       60,000       60,000       60,000



                                   AS OF           AS OF
                                DECEMBER 31,   SEPTEMBER 30,       AS
                                    2004           2005         ADJUSTED
                                ------------   -------------   ----------
BALANCE SHEET DATA:
Current Assets ..............   $   14,590      $   12,996     $9,512,996
Other assets ................       41,416         122,072        122,072
Total assets ................       56,006         135,068      9,635,068
Current liabilities .........       37,454          49,328         49,328
Loan from Stockholder .......            0          75,000         75,000
Total liabilities ...........       37,454         124,328        124,328
Total stockholders' equity ..       18,552          10,740      9,510,740
Total liabilities and
   stockholders' equity......       56,006         135,068      9,635,068


                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before making an investment decision concerning our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our operations. If any of the following risks were to materialize, our business, financial condition or results of operations could be materially adversely affected. Were that to occur, if our securities are traded in the future, the trading price of our securities could decline, and you could lose all or part of your investment. You should not purchase our shares if you cannot afford the loss of your entire investment. You should read this prospectus and all exhibits carefully, and you should consult with your own personal legal and financial advisors prior to making any investment decision.

                          RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

      We incorporated on February 4, 2005 and commenced active business operations with the purchase of all of the assets of AN-NAS (effective February 15, 2005), which published The

Muslim Observer. The Muslim Observer was first published in January, 1999. The Muslim Observer web site was created in August 1999. Accordingly, we have no operating history upon which you can evaluate our business and prospects and The Muslim Observer has a limited operating history upon which you can evaluate its business and prospects. An investor in our stock must consider the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including web-based news and information companies. The likelihood of our success must be considered in light of the expenses, problems and delays frequently encountered by businesses in the early stages of development, and the competitive environment in which we operate.

WE MAY REQUIRE SUBSTANTIAL AMOUNTS OF ADDITIONAL FINANCING THAT MAY NOT BE AVAILABLE TO US.

      The proceeds from the sale of the stock may not be sufficient to meet our ultimate financial needs, and may not be substantial in relationship to the operations or business in which we intend to engage. It may be necessary for us to secure significant amounts of additional financing. We have no alternative plans to secure such financing at this time and such financing may not be available when it is required.

THE MUSLIM OBSERVER, WHILE PUBLISHED BY AN - NAS, HAD AN ACCUMULATED DEFICIT AND A HISTORY OF OPERATING LOSSES, AND THE MUSLIM OBSERVER MAY NOT BECOME PROFITABLE IN THE FUTURE.


      The Muslim Observer continues to incur operating losses. For the years ended December 31, 2003 and 2004, the Company incurred operating losses of $124,579 and $80,708, respectively. For the nine months ended September 30, 2005 and 2004, the Company incurred operating losses of $150,299 and $84,310, respectively. Operating expenses can be expected to increase significantly in connection with our efforts to market our products. The continuing losses resulted in us borrowing a total of $155,000 from Dr. Nakadar from July through October 2005 which we intend to repay with the proceeds of this offering. As a result, our future profitability will depend on the success of our marketing efforts. Future events, including unanticipated expenses and increased competition, could have a material adverse effect on our operating margins and results of operations. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed. Future revenues may not grow sufficiently to generate a positive cash flow or otherwise enable us to be profitable.


THE CONTENT OF OUR PUBLICATIONS AND INFORMATIONAL PRODUCTS MAY LIMIT OUR REVENUES FROM ADVERTISING, SUBSCRIPTIONS OR OTHER SOURCES.

      Our media products and publications will contain, and will continue to contain, content that may be considered to be politically and culturally controversial. As a result of this content, some potential advertisers may choose not to purchase advertising in our publications. Our outspoken stance on religious and political issues may result in negative reactions from some readers, commentators and other media outlets, which may adversely affect our ability to sell advertising, sell subscriptions to our publications, or enter into other commercial relationships we might otherwise desire.

OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE, ARE DIFFICULT TO FORECAST AND ARE LIKELY TO CONTINUE TO FLUCTUATE.

      Our quarterly revenues and operating results are likely to fluctuate significantly from quarter to quarter as a result of several factors, many of which are outside our control, and any of which could adversely affect our business. These factors include:

      - National and world news events affecting generally the public's level of interest in news, opinion and related products;

      - Changes in the number of subscribers to our newspaper and increased competition in the alternative news and opinion print media market;

      - Fluctuations in general economic conditions causing a decrease in consumer spending; and

      - Fluctuations in the general demand for advertising.

      As a result of these fluctuations, period-to-period comparisons of our quarterly results may not be meaningful and should not be relied upon as indicators of future performance.

IF WE ARE UNABLE TO ATTRACT OR RETAIN QUALIFIED EDITORIAL STAFF AND OUTSIDE CONTRIBUTORS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      Our future success depends substantially upon the continued efforts of our editorial staff and outside contributors to produce original, timely, comprehensive and trustworthy content. Only a limited number of our writers are under contract. Those writers presently include Aslam Abdallah, Abdullah El Amin, Iliyas Choudry, Geoffrey Cook, Susan Schwartz, Akhtar Mahvis, Sofia Begg, Imam Dawood, and Ayub Khan. We may not be able to retain existing contributors or attract additional highly qualified writers in the future. If we lose the services of a significant number of our editorial staff and outside contributors or are unable to continue to attract additional writers with appropriate qualifications, we could lose paid subscribers which could also result in a decrease in advertising revenue.

OUR BUSINESS DEPENDS UPON THE CONTINUED SERVICES OF OUR KEY MANAGEMENT
PERSONNEL.


      Our business depends upon the continued service of our key management personnel, including Dr. Nakadar, our president and chief executive officer. We may not be able to retain the services of any of our key executives. If Dr. Nakadar were to leave us we would incur additional costs to replace him since he currently receives an annual salary of $35,000. In addition, Dr. Nakadar's reputation and contacts in the Muslim community in the United States should be helpful in expanding the circulation of the Muslim Observer. If Dr. Nakadar were to leave us we may not be able to replace him with someone with a similar reputation and similar contacts. We do not currently have "key man" insurance policies on any of our executives.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND OUR ABILITY TO COMPETE EFFECTIVELY.

      To protect our rights to our intellectual property, we rely on a combination of common law trademark and copyright law, trade secret protection, and contractual arrangements with our employees, affiliates, contributors, and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or to take appropriate steps to enforce, our intellectual property rights. We currently are considering applying for federal registration of our marks. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Inadequate protection of our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively.

                          RISKS RELATED TO OUR INDUSTRY

OUR FUTURE SUCCESS DEPENDS PARTIALLY ON OUR ABILITY TO IDENTIFY AND MONITOR TRENDS IN POLITICS, CURRENT EVENTS AND POPULAR CULTURE AND TO IDENTIFY, DEVELOP AND OFFER NEW PUBLICATIONS, AS WELL AS OTHER PRODUCTS AND SERVICES THAT SATISFY THE TASTES OF OUR TARGET AUDIENCES.

      To establish market acceptance of The Muslim Observer, we must dedicate significant resources to research and editorial development, production and sales and marketing. Our development of successful proprietary publications generally will require significant time and investment. Prospective investors should note, however, that our efforts to introduce new publications or other products or services may not be successful or profitable. We will record as an expense the costs related to the development of new publications and products as they are incurred. As a result, our future profitability from quarter-to-quarter and from year-to-year may be adversely affected by the number and timing of new publications and product launches in any period and the level of acceptance gained by our publications and products.

INCREASES IN PAPER AND POSTAGE COSTS MAY HAVE AN ADVERSE EFFECT ON OUR FUTURE FINANCIAL RESULTS.

      Postage for product distribution and direct mail solicitations is a significant expense for us. We use the U.S. Postal Service for distribution of the Muslim Observer and marketing materials. Postage rates may increase in the future. The price of paper is also a significant expense relating to our print products and direct mail solicitations. Paper price increases could have an adverse effect on our future results. We may not be able to increase our revenues sufficiently to cover these cost increases.

WE MAY BE EXPOSED TO LIABILITY OVER PRIVACY CONCERNS.

      Despite the display of our privacy policy on our web site, any penetration of our network security or misappropriation of our customers' personal or credit card information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation, which could divert management's attention from the operation of our business and result in the imposition of significant damages. In addition, the Federal Trade Commission and several states have investigated the use by Internet companies of personal information. In 1998, the U.S. Congress enacted the Children's Online Privacy Protection Act of 1998. The Federal Trade Commission has promulgated final regulations interpreting this act. We depend upon collecting personal information from our customers and we believe that the regulations under this act make it more difficult for us to collect personal information from some of our customers. Any failure to comply with this act may make us liable for substantial fines and other penalties. We could also incur expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

                         RISKS RELATED TO THIS OFFERING

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS COULD ADVERSELY AFFECT OUR STOCKHOLDERS.


      Upon completion of this offering, our officers, directors and greater-than-five-percent stockholders (and their affiliates) will, in the aggregate, beneficially own approximately 5.66% of our outstanding common stock, assuming that they do not purchase any common stock in this offering. As a result, these persons, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Although none of our officers, directors or large stockholders have committed to purchase shares of common stock in this offering, it is possible that they may do so, thereby increasing management's control. If those persons do purchase shares in this offering, the shares will be purchased on the same terms as unaffiliated public investors.


THE MINIMUM OFFERING PROCEEDS ARE NOT ENOUGH TO ALLOW US TO PERFORM OUR ENTIRE BUSINESS PLAN.

      The minimum offering proceeds of $300,000 will be enough to allow us to expand the operations of the Muslim Observer, but it will not be enough to allow us to perform the other aspects of our business plan, including developing radio and television programs and developing an international news wire service. If only the minimum offering proceeds are received we may not be successful because we will only be able to implement part of our business plan.

THE TRANSFER OF THE SHARES WILL BE PARTIALLY RESTRICTED.

      Unlike most securities issued in a public offering, the shares of common stock issued in this offering will have restricted transferability. The Articles of Incorporation provide that the shares may not be transferred to a transferee that would result in the transferee beneficially owning more than 5% of the outstanding shares of common stock (a "Restricted Transferee") without the approval of the board of directors or its designee. This restriction on transferability may make any investment in the shares of common stock illiquid. A transfer of the shares to a Restricted Transferee may not be approved and accordingly an investor may not be able to sell his or her shares.

OUR BYLAWS PROVIDE FOR INDEMNIFICATION OF OUR BOARD OF DIRECTORS.


      Our bylaws require us to indemnify the members of our board of directors against any loss or liability incurred in connection with our affairs (including breaches of fiduciary obligations) so long as the loss or liability arises from acts performed in good faith and in a manner believed to be in the best interests of the Company or its shareholders by the members of the board of directors. Therefore, a stockholder suing on behalf of Muslim Media Network may have a more limited right of action against our board of directors than he would have in the absence of this indemnification provision.


THERE HAS BEEN NO NEGOTIATION CONCERNING THE INITIAL OFFERING PRICE OF THE COMMON STOCK WITH THIRD PARTIES OR ANY DETERMINATION OF THE VALUE OF THE COMMON STOCK BY AN INDEPENDENT APPRAISER.

      The initial offering price of the common stock has been determined by our management. The offering price of the common stock does not necessarily reflect the price at which these securities may be sold at a later date or their current fair market value.

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND WE DO NOT INTEND TO CREATE A MARKET FOR OUR COMMON STOCK.

      There has been no market for our common stock prior to this offering. We do not intend to create a trading market for our securities. You may not be able to sell your shares of common stock after you purchase the shares.


YOU WILL SUFFER IMMEDIATE DILUTION OF APPROXIMATELY 11.4 PERCENT OF YOUR INVESTMENT.


      AN-NAS sold the Muslim Observer and the assets related to it to the Company for $1.00 and the assumption of the liabilities of AN - NAS, up to a maximum amount of $60,000. In addition, the owners, management, employees, and members of the Board of Advisors of AN-NAS, who had been with AN - NAS for at least four years, purchased, in the aggregate, 60,000 shares of stock in the Company for $2.00 per share. As a result we anticipate that the initial offering price of the common stock will be substantially higher than the net tangible book value per share of our common stock after this offering. If we sell the common stock at $10.00 per share you will incur immediate dilution of approximately $1.14 in net tangible book value for each share of common stock you purchase, assuming that all 1,000,000 shares are sold.


                                 USE OF PROCEEDS

      We expect the net proceeds from this offering, assuming an offering price of $10.00 per share, to be approximately $9,500,000, after deducting the estimated offering expenses of $500,000, if all 1,000,000 of the shares are sold. If only the minimum number of shares, 60,000, is sold then we expect the net proceeds from this offering, assuming an offering price of $10.00 per share, to be approximately $300,000, after deducting the estimated offering expenses of $300,000.

      We intend to use the net proceeds, along with any other financing sources that may become available to us, to support our anticipated growth. We intend to apply the net proceeds of this offering to the following areas and in approximately the following amounts:


                                       MAXIMUM             MINIMUM
                                      OFFERING             OFFERING
USE OF CAPITAL                         AMOUNT       %       AMOUNT        %
----------------------------------   ----------   -----   ----------   ------
Working Capital Available            $3,640,672    38.3   $   95,672     31.9
Payment of outstanding liabilities
         As of September 30, 2005    $   49,328     0.5   $   49,328     16.4
Payment of loans from Dr. Nakadar    $  155,000     1.6   $  155,000     51.7
The Muslim Observer Regional
         offices                     $  180,000     1.9            0        0
Marketing                            $  125,000     1.3            0        0
Muslim Media Services                $  180,000     1.9            0        0
Internet Media                       $  135,000     1.4            0        0
Printing Business                    $  400,000     4.2            0        0
Radio                                $1,800,000    18.9            0        0
Television                           $2,700,000    28.4            0        0
Research and Development             $  135,000     1.4            0        0
                                     ----------   -----   ----------   ------

TOTAL                                $9,500,000     100   $  300,000      100


      If more than the Minimum Offering Amount is received, but less than the Maximum Offering Amount is received, then we intend to apply the proceeds to the various uses listed above in the order in which they are listed. The amount and the percentage of the proceeds devoted to Working Capital for the Muslim Observer will vary depending on the amount of the proceeds received.

WORKING CAPITAL REQUIREMENTS

      We expect that the marketing campaigns to increase the circulation of the Muslim Observer will cause additional cash flow requirements for working capital as we increase our marketing expenditures, and incur additional costs to seek, hire and train new employees. In order to continue our growth in revenues, we must further establish the recognition of the Muslim Observer brand, which is essential to building our newspaper subscriber base and attracting more users to our web site. We believe that increased brand awareness will attract not only new customers, but also advertisers, talented writers and employees. The Muslim Media Network purchased from AN - NAS all of its assets including the Muslim Observer and the web-site muslimobserver.com. The agreement provides for a purchase price of $1.00 and the assumption of its liabilities, up to a maximum amount of $60,000. Thus, a portion of the proceeds of this offering will be used to pay the liabilities assumed from AN - NAS.


PAYMENT OF OUTSTANDING LIABILITIES AS OF SEPTEMBER 30, 2005



      Muslim Media Network assumed the outstanding liabilities of AN - NAS, up to $60,000, as part of the purchase of the assets of AN - NAS. Those liabilities were paid in the ordinary course of business by Muslim Media Network. As of September 30, 2005, Muslim Media Network had current liabilities of $49,328. These liabilities were incurred in the ordinary course of business. To the extent these liabilities are still outstanding when the offering proceeds are received, a portion of the offering proceeds will be used to pay such liabilities.


LOANS FROM DR. NAKADAR


      Dr. Nakadar has made loans to Muslim Media Network from time to time when funds were required to fund the on-going operations of Muslim Media Network, or to pay for expenses related to this offering. The loans total $155,000 and the loans bear interest at a rate of 7.25%. The loans are due on their anniversary dates, as follows: $25,000 is due July 5, 2006, $15,000 is due August 7, 2006, $10,000 is due August 30, 2006, $25,000 is due September 13, 2006, $15,000 is
due October 3, 2006, $20,000 is due October 12, 2006, $25,000 is due October 19, 2006, and $20,000 is due October 26, 2006. A portion of the proceeds of this offering will be used to repay such loans.


MUSLIM MEDIA SERVICES

      Assuming sufficient proceeds are received in this offering then we intend to develop an international news wire service that focuses on issues of interest to Muslim Americans. Initially the Muslim Observer would utilize this news wire service, but it is our goal to market the news wire service to other media companies also.

INTERNET MEDIA

      We plan to add several key positions in sales, marketing, technology and management following the offering and will seek to hire quality personnel to fill these positions. One major area requiring expansion will be our technology infrastructure. Upon upgrading our web site and internal systems, we plan to hire a chief technology officer, database administrator and senior application developer.

PRINTING BUSINESS

      Assuming sufficient proceeds are received in this offering then we intend to develop a printing business. The cost of a four-colored offset printing machine varies from $100,000 to $125,000, including accessories. Rent for 1,700 square feet will be in the range of $2,500/month. We will have a staff of two personnel with an annual salary of $60,000 per year for each employee. For the first two years, our internal printing needs will be so high that it will utilize a major portion of the capacity of the printing business. We will print our marketing flyers, brochures, letterhead, quarterly reports, annual reports and other printing needs. We also plan to hire a marketing person on a commission basis. We plan to solicit business from the estimated 700 Islamic institutions around the country, including Mosques. In the future we may publish books of interest to Muslim Americans. The printing business will be a major part of the activities of the Muslim Media Network. It is possible, depending on the annual proceeds received in this offering, that The Muslim Observer will be printed by the printing business in the future, if it is cost effective. The ability to print The Muslim Observer in-house could reduce the costs of printing.

RADIO

      We expect that initially the revenue from radio advertising will be minimal. Assuming sufficient proceeds are received in this offering then we intend to develop one radio show and broadcast it for two to three hours each day. We will rent broadcast time and hire one person to host the show. Since radio is a regional system we will rent broadcast time in several regions of the country. We project that the annual cost to broadcast in four regions for one hour will be $280,000. We may expand into other regions if the radio program is successful. Assuming that the maximum proceeds are received then there will be sufficient proceeds to broadcast a three-hour radio show for at least five years.

TELEVISION

      We expect that initially the revenue from television advertising will be minimal. Assuming sufficient proceeds are received in this offering then we intend to develop one television show and broadcast it for a minimum of one to four hours each day on cable television. We will rent broadcast time and hire the necessary staff to produce and host the show. We project that the annual cost to broadcast the programming will be $380,000. Assuming that the maximum proceeds are received then there will be sufficient proceeds to broadcast a one-hour television show for at least five years.

RESEARCH AND DEVELOPMENT

      We intend to devote a portion of the proceeds to research and development concerning the Muslim Media Network and the Muslim News Service. We believe that this research will aid all areas of our business. If sufficient proceeds are not received from this offering then research and development will be postponed until our budget allows it.

      The amount and timing of any of the above expenses will depend on various factors, including rates of business growth, specific technology, capital equipment and other requirements of our customers and opportunities presented to us. While we have estimated the timing and amount of these expenses to assist management in planning, we believe that these estimates, as they apply to periods extending beyond the next few months, are based on numerous assumptions as to factors beyond our control and are therefore not to be relied upon, and that our actual cash requirements may differ materially from those we presently estimate. We nevertheless believe that if the maximum net proceeds of this offering are received it will be sufficient to fund our operations for at least the next five years. Pending the use of the proceeds of this offering for operational purposes, we intend to invest the net proceeds of this offering in short-term investment-grade income producing, dividend bearing instruments or securities.

      Proceeds allocated to working capital in the above table may be used to support any of our operations, including, without limitation, the payment of accounts receivable, debt repayment and other operating costs. We believe that, for a company with our level of operations, a significant cash reserve is prudent in order to offset unforeseen short-term cash imbalances or to meet other unforeseen cash requirements.

                         DETERMINATION OF OFFERING PRICE

      There is no established public market for the shares of common stock of the Muslim Media Network. The Muslim Media Network arbitrarily determined the offering price for the shares of its common stock.

                                    DILUTION


      At September 30, 2005, we had a net tangible book value of $(102,459) or approximately $(1.71) per share of common stock. Net tangible book value is equal to total tangible assets minus total liabilities. Our net tangible book value per share is calculated by dividing our net tangible book value by 60,000, the total number of shares of common stock outstanding on September 30, 2005.



      At September 30, 2005, after giving pro forma effect to the sale of 1,000,000 shares in this offering at an assumed initial offering price of $10 per share, after deducting estimated offering expenses, and the receipt by us of the net proceeds from this offering, our pro forma net tangible book value at September 30, 2005 would have been approximately $9,397,541, or approximately $8.86 per share of common stock. The dilution is $1.14 per share, or approximately 11.4% of the price you are paying per share in this offering.


      The following table illustrates this per share dilution:


                                                             Per
                                                            Share
Assumed initial offering price per share of common stock   $10.00
                                                           ------

Net tangible book value per share of common stock as
   of September 30, 2005                                   $(1.71)

Increase in book value per share attributable to sale of
   common stock in this offering                            10.57
                                                           ------

Proforma net tangible book value per share of common
   stock after this offering                               $ 8.86
                                                           ------

Dilution per share of common stock to investors in this
   offering                                                $ 1.14
                                                           ======


      Dr. Nakadar and other former members of the Board of Advisors of AN - NAS purchased a total of 60,000 shares of common stock in the Company in February and April 2005 for $2.00 per share, which is significantly less than the offering price of the shares offered hereby. The following table summarizes the relative investments of the investors pursuant to this offering and our current stockholders, assuming the sale of all shares offered hereby, before deduction of offering expenses:

                                      Current         Public
                                   Stockholders      Investors         Total
                                   ------------   --------------    -----------
Number of shares of common
         stock purchased                 60,000        1,000,000      1,060,000
                                    -----------   --------------    -----------

Percentage of outstanding common
         Stock after offering              5.66%           94.34%           100%
                                    -----------   --------------    -----------

Gross consideration paid            $   120,000   $   10,000,000    $10,120,000
                                    -----------   --------------    -----------

Average consideration per share
         of common stock            $      2.00   $        10.00    $      9.55
                                    -----------   --------------    -----------

                            SELLING SECURITY HOLDERS

      None of the holders of our common stock are offering to sell their shares of common stock in this offering.

                              PLAN OF DISTRIBUTION


      We do not intend to use an underwriter to sell the shares offered hereby. The shares will be sold by the officers, directors and employees of the Muslim Media Network. No commissions will be paid on sale of the shares. The offering will commence on the effective date of the Registration Statement. Until the minimum offering amount is received any proceeds received will be held in an interest bearing escrow account with a financial institution. The proceeds will be returned to the investors promptly, with interest earned on such funds while in the interest bearing escrow account, if the minimum offering amount is not received by July 14, 2006. The funds will not be held in an escrow account. If the minimum offering amount is received by July 14, 2006 then all of the funds in such account will be deposited in the

Company's operating account along with the interest earned on such funds while in the account. The interest will be deemed to be the property of the Company and no additional shares will be issued for such interest. If the minimum offering amount is received by July 14, 2006 then an investor will not be able to withdraw their investment, however, the Company reserves the right to reject a previously accepted subscription once the minimum is received.


      Dr. Nakadar, the officers and directors, and employees of the Company will rely on the safe harbor from broker/dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934 (the "Exchange Act"). Under such rule Dr. Nakadar, the other officers and directors and the employees of the Company are "associated persons" of the Company, they are not subject to statutory disqualification as defined in Section 3(a) (39) of the Exchange Act, they are not compensated by commission or other remuneration based on transactions in securities, and they are not an associated person of a broker or a dealer. Dr. Nakadar and the other officers and directors will meet paragraph
(ii) of Rule 3a4-1(a)(4) and the employees will meet paragraph (iii) of Rule 3a4-1(a)(4). Dr. Nakadar will be President and Chief Executive Officer after the offering, he is not, and was not associated with, a broker or a dealer, and he will not and has not participated in selling an offering of securities for an issuer more than once every 12 months. The other officers and directors will continue as such after the offering, they are not, and were not associated with, a broker or a dealer, and they will not and have not participated in selling an offering of securities for an issuer more than once every 12 months. The other employees will be preparing and delivery mailings, responding to inquiries and performing ministerial and clerical work in effecting the offering.

      Dr. Nakadar, the other officers and directors and the employees of the Company offering the shares on behalf of the company may be deemed to be underwriters of this offering within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act").

      We intend to market the shares by contacting Muslims institutions in areas with significant Muslim populations and obtain lists of potential contacts. Mailings will be sent to those contacts inviting them to attend a meeting. The meeting will include a dinner, speeches from speakers hired by the Company to discuss the importance of the media in the United States and a presentation by Dr. Nakadar about the Company and the offering. This prospectus will be given to interested persons at the meeting. Appropriate advertisements will also be placed in the Muslim Observer.


      Our officers and directors will be allowed to purchase the shares that are being offered. Our officers and directors may purchase shares for the purpose of satisfying the minimum amount of shares offered in this offering, but no commitment on any specific purchase has been made. Shares purchased by these individuals will be subject to the same restrictions on transferability as all other shares, will be purchased for investment, not for resale, and will be purchased on the same terms as unaffiliated public investors.


                                LEGAL PROCEEDINGS

      We are not a party to any legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

      Our executive officers and directors and their ages, positions and municipalities of residence as of May 2, 2005 are as follows:

NAME                                    AGE         POSTION WITH THE COMPANY
Dr. A. S. Nakadar (3)                   67          Chief Executive Officer, President, and Director
     3707 Durham Court
     Bloomfield Hills, MI 48302

Dr. Aslam Abdullah (3)                  47          Director and Editor-in-Chief
     15656 Southwind Ave.
     Fontana, CA 92336

Prof. Muneer Fareed (2)                 49          Director
     1997 Devonshire Rd.
     Bloomfield Hills, MI 48302

Prof. Sulayman S. Nyang (2)             60          Director
     2225 Georgia Ave., #430
     Washington, DC 20059

Dr. Fathi Osman (1)                     77          Director
     2101 Glenada Ave. #1
     Montrose, CA 91020

Dr. Muzammil H. Siddiqi (2)             61          Director
     9858 Swan Circle
     Fountain Valley, CA 92708

Dr. Dilnawaz A. Siddiqui (3)            67          Director
     6883 SVL Box
     Victorville, CA 92395

Prof. Liyakat Takim (1)                 47          Director
     16887 E. Peakview Ave.
     Aurora, Co 80016

      Dr. A. S. Nakadar. Dr. Nakadar is the founder of the Muslim Media Network and AN-NAS. He is the sole owner of AN-NAS and the publisher of the Muslim Observer. Dr. Nakadar practiced medicine as a cardiologist for thirty years before retiring in 1999. Dr. Nakadar has been the general partner of two limited partnerships that invested in real estate, the largest project being a 176-unit apartment complex that the partnership built and operated. It has recently been converted to condominiums and the condominiums are being sold off. Dr. Nakadar has also been involved in the construction of large office complexes, shopping centers and houses. Dr. Nakadar created AN-NAS in 1998 and started publishing the Muslim Observer in 1999. He has been personally responsible for providing all of the financial support that AN-NAS has required since its inception. Dr. Nakadar also owns the shopping center where AN-NAS has its office on a rent-free basis. Dr. Nakadar received an M.B. and B.S. from India in 1962 and a M.R.C.P. from the U.K. in 1969.

      Dr. Aslam Abdullah. Dr. Aslam Abdullah has been Editor-in-Chief of The Muslim Observer since its inception in 1999. He has made significant contributions to The Muslim Observer during that time. Dr. Abdullah has also been the Editor-in-Chief of the Minaret Magazine since 1989. He was an associate editor of The Arabia in the 1980's. Dr. Abdullah received a Doctorate in Communications from the University of London, England in 1987. Dr. Abdullah is currently the director of the Islamic Society of Nevada. Dr. Abdullah hosts a weekly radio show and is often invited to speak on radio and talk shows concerning Islamic issues.

      Dr. Muneer Fareed. Dr. Muneer Fareed has been an Associate Professor of Islamic Studies, at Wayne State University, Detroit, Michigan since 1994. He served as an Imam and Religious Director of the Islamic Association of Greater Detroit for ten years from 1987 to 1997. Dr. Fareed received an MA in Religious studies from the University of Detroit in 1990. He received a Doctorate in Islamic Law from the University of Michigan in 1994. Dr. Fareed has number of publications to his credit.

      Dr. Sulayman S. Nyang. Dr. Sulayman S. Nyang has been teaching in the Department of African Studies at Howard University, Washington, D.C. since 1972. He has served as a Deputy Ambassador of the Republic of Gambia to Saudi Arabia and seven other North African and Middle Eastern Countries. Dr. Nyang was the founding editor of the American Journal of Islamic Studies, now known as American Journal of Islamic Social Sciences. He was also the President of the Association of Muslim Social Scientists. Dr. Nyang received a Ph.D. degree in Government from the University of Virginia in 1974. His best known written works are entitled, "Islam, Christianity and African Identity," "Religious Plurality in Africa," "Line in the Sand," "Saudi Arabia in the Gulf War" and "Islam in the USA."

      Dr. Fathi Osman. Dr. Fathi Osman is a resident scholar of Omar Bin Khattab foundation in Los Angeles. He has taught in several Universities including Princeton. He is the former Chief Editor of Arabia magazine published from London UK. He has authored more than 30 books in Arabic and English. His famous work is on concepts of Qur'an. He is considered as a leading thinker.

      Dr. Muzammil H. Siddiqi. Dr. Muzammil H. Siddiqi has been the Religious Director of the Islamic Association of Garden Grove, California since 1981. He is a past President of the Islamic Society of North America. Dr. Siddiqi was a member of the board of directors and a trustee of the Allied Asset Advisors Fund in Burr Ridge, Illinois from 1999 to 2004. Dr. Siddiqi received an MA in Theology from Birmingham University in the United Kingdom and a Doctorate in comparative religion from Harvard University in Cambridge, Massachusetts. He also graduated from Aligarh Muslim University and Darul Ulum Nadawatul Ulema Lucknow. He has written extensively on issues that affect Muslims in the contemporary world. Recently he was invited to give a eulogy at the national Cathedral in Washington D.C. along with leaders of other religious faiths.

      Dr. Dilnawaz A. Siddiqui. Dr. Dilnawaz A. Siddiqui was a Professor in the Department of Communication at Clarion University from 1984 to 2003. From August 1980 to December 1982 he was the Chief U.S. Advisor to the Central Planning Organization of the Prime Minister's office in Yemen. As the Chief U.S. Advisor he led numerous delegations to Middle Eastern and North African countries. Dr. Siddiqui is a past President of the Association of Muslim Social Scientists and currently serves in an editorial capacity to a number of scholarly journals in the United States. Dr. Siddiqui received a Doctorate in Educational Communication from Syracuse University in 1980. He has received a number of awards including the Saifi Burhanuddin Gold Medal and the Honoris Causa Award from the Russian Academy of Humanities. He is also a recipient of the American Federation of Muslims of Indian Origin's "the Excellence Award" and has to his credit several books, executive reports, and numerous journal articles.

      Professor Liyakat Takim. A native of Zanzibar, Tanzania, Professor Liyakat Takim teaches a wide range of courses on Islam in the Department of Religious Studies at the University of Denver. He has published over 30 articles/entries in various journals, books, and encyclopedias. In addition, Professor Takim has translated four books and has recently completed a book titled, The Heirs of the
Prophet: Charisma and Religious Authority in Islam. His book has been accepted for publication by SUNY press. He is currently translating volume four of `Allama Tabatabai's voluminous exegesis of the Qur'an. Professor Takim has taught in American and Canadian universities and has lectured in various parts of the world. A well-respected scholar in the Muslim community, his current research examines reformation of Islamic law in contemporary times.

      The Board of Directors is elected on a staggered basis. Three of the directors have initially been elected to three-year terms, three of the directors have been elected to two-year terms, and two of the directors have been elected to one-year terms. As these initial terms expire each director seat will then be for a three-year term. The purpose of having a staggered board of directors is to provide continuity in the management of the Company. The directors noted above in the list of directors with a "(3)" will initially have a three-year term. The directors noted above in the list of directors with a "(2)" will initially have a two-year term. The directors noted above in the list of directors with a "(1)" will initially have a one-year term.

SIGNIFICANT EMPLOYEES

      Mohammed Ayub Ali Khan has entered into a contract dated March 15, 2005 with the Muslim Media Network to be the international editor for the Muslim Media Network. Included among his responsibilities will be identifying and recruiting professional reporters from foreign countries. Mr. Khan will be paid $1,500 per month and the contract may be terminated by either party on 30 days notice.

      Mohammed Ayub Ali Khan, 28, received an Associates in Arts Degree from Truman College in Chicago. He also received a diploma in computer applications from Aquarius Institute of Computer Sciences. He has been associated with the Muslim Observer since 2001. He has worked as a reporter and writer for Imprint Monthly in Toronto (2003), Muslim American Magazine (2003), Islamonline.net (2000-2002), Islamiq.com (2001), and the Halal Consumer Magazine (1997-2002). His reports, feature articles and book reviews have been published in various international and national magazines including Outlook India, Muslim World Book Review (UK), Weekly Voice (Canada), Arab News (Saudi Arabia), the Siasat Daily (India), Meantime Magazine (India), Milli Gazette (India) and Impact International (UK). He is currently pursuing a second degree in media and political science from York University in Toronto.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information concerning the beneficial ownership of our common stock as of May 6, 2005 and as adjusted to reflect the sale of the shares offered hereby, by each person known to own more than 5% of our common stock.

     (1)               (2)                        (3)              (4)            (5)
Title of Class   Name and Address          Amount and Nature   Percentage of  Percentage of
               Of Beneficial Owner        of Beneficial Owner      Class       Class After
                                                                                Offering
Common         Dr. A. S. Nakadar                55,900            93.17%         5.27%
               3707 Durham Court
               Bloomfield Hills, MI 48302

      The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 29, 2005 and as adjusted to reflect the sale of the shares offered hereby, by each executive officer and director, and all of our executive officers and directors as a group.

      (1)               (2)                              (3)               (4)              (5)
Title of Class    Name and Address               Amount and Nature     Percentage of   Percentage of
                  Of Beneficial Owner            of Beneficial Owner   Class           Class After
                                                                                       Offering
Common            Dr. A. S. Nakadar                      55,900            93.17%            5.27%
                  3707 Durham Court
                  Bloomfield Hills, MI 48302

Common            Dr. Aslam Abdullah                      1,000             1.67%             0.1%
                  15656 Southwind Ave.
                  Fontana, CA 92336

Common            Dr. Muneer Fareed                         500             0.83%            0.05%
                  1997 Devonshire Rd.
                  Bloomfield Hills, MI 48302

Common            Professor Sulayman S. Nyang               500             0.83%            0.05%
                  2225 Georgia Ave., #430
                  Washington, DC 20059

Common            Dr. Muzammil H. Siddiqi                   500             0.83%            0.05%
                  9858 Swan Circle
                  Fountain Valley, CA 92708

Common            Dr. Dilnawaz A. Siddiqui                  500             0.83%            0.05%

                  6883 SVL Box
                  Victorville, CA 92395

Common            Professor Liyakat Takim                   500             0.83%            0.05%
                  16887 E. Peakview Ave.
                  Aurora, Co 80016

Common            All Directors and

                  Officers as a group                    59,400             99.0%             5.6%

Column (5) assumes that the maximum offering of 1,000,000 shares are sold in this offering.


      The shares of the above-listed directors and officers will be held in escrow pursuant to an agreement with a financial institution, thus preventing their sale or transfer by such directors and officers.


                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 1,500,000 shares of common stock, with no par value. As of May 6, 2005, our common stock was held by 9 stockholders of record.

      As of May 6, 2005, there were 60,000 shares of our common stock issued and outstanding. The holders of our common stock have equal ratable rights to dividends from legally available funds, when, as and if declared by our board of directors; are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up; and are entitled to one vote per share on all matters on which stockholders vote. The holders of our common stock do not have cumulative voting rights, which means that the holders of more than 51% of such outstanding shares, voting for the election of our directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors.

      The Articles of Incorporation provide that the shares may not be transferred to a transferee that would result in the transferee beneficially owning more than 5% of the outstanding shares of common stock (a "Restricted Transferee") without the approval of the board of directors or its designee. This restriction on transferability may make any investment in the shares of common stock illiquid. There can be no assurance any transfer of the shares to a Restricted Transferee will be approved and accordingly there can be no assurance that an investor will be able to sell his or her shares.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

      Our financial statements as of December 31, 2004, and for the years ended December 31, 2004 and 2003 appearing in this prospectus and registration statement have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere in this prospectus, and are included in reliance upon the report of said firm as experts in accounting and auditing.

      Driggers, Schultz & Herbst, of Troy, Michigan will pass upon the validity of the common stock offered by this prospectus for us.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

      Our bylaws contain provisions requiring us to indemnify our directors, officers, employees and agents against liabilities they may incur by reason of their service in such capacities, which may include liability under the Securities Act of 1933. The Michigan Business Corporations Act allows a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner which such person believed to be in the best interests of the company. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by the opinion of independent legal counsel; or by the opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist. Provided the terms and conditions of these provisions under Michigan law are met, we are required to indemnify our officers, directors, employees, and agents against any cost, loss, or expense arising out of any liability under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, Muslim Media Network has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is therefore unenforceable.

      We hereby undertake to file, during any period in which we offer or sell securities, a post-effective amendment to the Registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and (iii) include any additional or changed material information on the plan of distribution.

                       ORGANIZATION WITHIN LAST FIVE YEARS

      Effective on February 15, 2005 the Muslim Media Network entered into an agreement with AN-NAS to acquire all of its assets related to the Muslim Observer and mulimobserver.com. The purchase price was $1.00, plus the assumption of the liabilities of AN - NAS, up to a maximum amount of $60,000.

      The Muslim Media Network has sold 60,000 shares of stock to the owners, management, and employees of AN-NAS at a price of $2.00 per share.


      The Muslim Media Network has a lease with Dr. Nakadar, its founder, for its offices. The offices occupy approximately 1,700 square feet of leased office space at 29004 W. Eight Mile Road, Farmington, Michigan 48336. The lease with Dr. Nakadar is for a five-year term, expiring on December 31, 2010 at a monthly rental rate of $1,700.

      Commencing in 2005 Muslim Media Network began paying Dr. Nakadar an annual salary of $35,000 and began paying Dr. Abdullah an annual salary of $30,000.


                             DESCRIPTION OF BUSINESS

GENERAL

      Muslim Media Network will publish original news and opinion content through traditional print media and our Internet web site. We seek to provide a targeted audience with alternative news content and political commentary from that provided by larger, more established news media organizations. Our principal publication will be the weekly newspaper The Muslim Observer, which is delivered to a paid subscriber base, and our Internet web site located at www.muslimobserver.com. Muslim Media Network acquired from AN - NAS all of its assets which consists of the Muslim Observer newspaper and the Internet web site located at www.muslimobserver.com. The purchase price was $1.00 and the assumption of the liabilities of AN - NAS, up to a maximum amount of $60,000.

      Muslim Media Network has sold 60,000 shares of stock to the owners, management, and employees of AN-NAS at a price of $2.00 per share. Depending on the amount of proceeds received in this offering the Muslim Media Network intends to undertake some or all of the following activities: develop radio programs and buy broadcast time for such programs; develop television programs and buy broadcast time for such programs; create a publishing house that specializes in publications for and about Muslim Americans; and develop an international news wire service. The Board of Directors will determine which activities to undertake and when, depending upon the amount of proceeds received in this offering and upon the financial performance of on-going activities. Generally, the Muslim Media Network plans to continue the publication of the Muslim Observer, and to continue the development of the Muslim Media News Service and the internet media, if only the minimum offering proceeds are received. If Muslim Media Network receives the maximum offering proceeds, then in addition to the activities mentioned above, we intend to develop the printing business in the second year after the offering is completed, the radio broadcasting in the third year, and the television broadcasting and research and development department in the fourth year.

AN - NAS

      During the fiscal year ended December 31, 2004, AN - NAS derived its revenues from the following sources, respectively:

    - subscription sales - 16.7%;

    - advertising - 76.9%; and

    - other revenues, -- 6.4%.

      During the last five years, AN - NAS has developed a community of loyal readers and has become an alternative news source for Americans who we believe are increasingly dissatisfied with the establishment news media.

      As of June 30, 2005, the Muslim Observer had a paid subscriber base of approximately 971. In order to build brand awareness, increase traffic to our web site and create a ready source of potential subscribers, AN - NAS has provided its web site content free of charge and has distributed free copies of the Muslim Observer to local mosques and other cultural centers. We are developing a marketing strategy. One aspect of that strategy that is already in use is the mailing of promotional copies of the newspaper. AN - NAS sent approximately 25% more free newspapers to more geographical areas in 2004 than in past years in an attempt to increase interest in the Muslim Observer. AN - NAS sent out 1,170 free subscriptions to households in 11 different states in 2004. As a result there was a total of 283 new paid subscriptions and renewals in the period January to June 2005, as compared to a total of 178 new paid subscriptions and renewals in the period January to June 2004.

      AN - NAS was organized as a Michigan limited liability company on July 30, 1998, and is wholly owned by Dr. Nakadar, who is also the President and Chief Executive Officer of the Muslim Media Network. The principal office of AN - NAS is located at 29004 W. Eight Mile Road, Farmington, Michigan 48336 and its telephone number is (248) 426-7777.

MUSLIM MEDIA NETWORK


      The Muslim Media Network intends to use a portion of the proceeds of this offering to increase marketing efforts to increase the circulation of The Muslim Observer. In addition to consumer media sales business, we are focusing on developing revenue sources from advertising. Depending upon the amount of the proceeds of this offering, we intend to develop a news wire media service, further develop the Internet web site located at www.muslimobserver.com, develop a publishing house and radio and television programs.


      We were incorporated in the State of Michigan on February 4, 2005. Our principal offices are located at 29004 W. Eight Mile Road, Farmington, Michigan 48336, which are also the offices of AN - NAS and our telephone number is (248) 426-7777.

INDUSTRY BACKGROUND

      During the past decade, the world has witnessed an information explosion affecting the publishing industry worldwide. A proliferation of new media, enabled by new technologies, has laid the groundwork for this revolution. Digital, satellite, internet, and other broadband communications have fundamentally changed how consumers get information and how the economy works.

      Today, traditional publishing enterprises are increasingly facing competition from alternative publishing on new media such as the Internet. The vast proliferation of web sites has made the Internet an important mass medium for delivering news content and commentary. The Internet offers businesses an additional marketing application to reach customers.

      We recognize that the publishing industry's increased competition for readers and viewers has resulted in a trend toward more demographically targeted editorial, feature and advertising content. We believe that a growing group of educated and sophisticated readers is seeking timely, comprehensive and trustworthy news and information that is an alternative to the mainstream press.

      We are seeking to fill a niche in the media world by developing our business model to become a dominant alternative news source, in both the traditional print media and online media sectors. We intend to provide to be an alternative news source for Muslim Americans and for others about the views of Muslim Americans.

      Currently, there is no effective national publication that voices the perspective of Muslim Americans. We believe that this gap in news media and commentary represents a significant opportunity for our media and publishing business that combines the depth of coverage of traditional media with the immediacy and interactivity of the web.

THE MUSLIM MEDIA NETWORK BUSINESS PLAN

      We seek to provide consumers and readers with an alternative approach to the establishment news slant, with original, timely and in-depth news coverage. We complement this news and analysis with exclusive commentary from columnists and investigative journalists. We believe our combination of coverage and commentary provides a solution for the Muslim Americans seeking an alternative viewpoint in its news coverage, based on the following Muslim Media Network attributes:

      ALTERNATIVE. We believe that readers and viewers are seeking an alternative to recycled news and turn to our print media products for supplemental information that is distinguishable from what the major press is reporting. Our goal is to examine controversial issues from various points of view and through this content generate increased interest in our publications and traffic to our web site.

      ORIGINAL. Approximately 60% of our articles and commentary in The Muslim Observer are written and reported by our internal staff. Only 40% of our newspaper content is compiled from other sources, or is originally prepared for another medium and republished in The Muslim Observer newspaper.

BUSINESS STRATEGY

      Our objective is to establish our position as the leading and most comprehensive Muslim American news media and publishing company in the United States. Our strategy to reach this goal includes the following key elements.

PRINT MEDIA:

THE MUSLIM OBSERVER:

We will offer quality community news coverage from a state, national and international perspective that will strengthen our existing print media. To achieve this quality community news coverage we will employ qualified reporters in various regions and establish the Muslim Media News Services (MMNS) for both national and international news coverage.

The regional reporters (initially in six regions) will also work as local distributors and will solicit for subscriptions and advertisements. They will be paid $200 per week plus an additional 20% commission on any subscription and advertisement revenue they generate. Three reporters have already been employed in Detroit, Houston and Miami. Additional reporters in Boston, New York, Washington DC and Los Angeles will begin soon. We expect total annual salaries to average $62,000.

We will consider establishing a full fledged office in any region where the revenue received is higher than $20,000/year from subscriptions, advertisements or both combined. We expect this to occur within a 1 to 2 year period. Establishment of a regional office will cost an additional amount of $35,000 to $40,000/year per region. We anticipate that a regional office will consist of a small rental office of approximately 750 to 1,000 square feet, furnished with office furniture, telephone, telefacsimile machine, computer, and internet access.

We have hired The Marketing Source, Inc. to help develop a marketing strategy. The Muslim Media Network entered into an Agency Services and Charges Agreement with The Marketing Source dated June 3, 2005. Pursuant to the agreement, The Marketing Source is to provide advertising and promotional ideas, plans, and programs, and public relations services to the Muslim Media Network. The Marketing Source is also to provide materials for advertising and provide marketing and research services. The Muslim Media Network is to pay The Marketing Source $95 per hour for services, or when The Marketing Source is purchasing goods and services for the Muslim Media Network then we are to pay a 15% commission on the cost of such goods and services. If the commissions are insufficient to cover The Marketing Source's costs of account administration and media expenses, then hourly rates for certain administrative services will apply. One-third of the charges is due on initiation of the service, one-third on delivery of the finished product, and one-third 30 days after delivery of the finished product. The Agency Services and Charges Agreement may be terminated by either party on 60 days notice. Our marketing strategy includes wider news coverage, participation in trade shows, conventions and the willingness of the Board of Directors to hold meetings in different cities following this offering. Our goal is to increase the number of our subscriptions to over 8,000. We believe that is a reasonable goal since the total estimated Muslim population in the United States is of 8,000,000.

Effective June, 2005, we increased our annual subscription rate to $50/year and we increased our advertising rates by 20%. As we continue to establish regional reporters, we believe that the number of subscribers will increase. This growth in subscribers will allow us to increase our advertising rates by as much as 150 to 200% in one to two years. We believe our advertisers will pay increased advertising rates because our present advertising rates are low.

We intend to introduce new editorial categories of interest, including a children's section, a women's section, sports coverage, and more regional news, to continue to draw and retain new readers. We believe the new editorial content produced by an expanded editorial staff will attract new paid subscribers.

MUSLIM MEDIA NEWS SERVICES (MMNS):

A Canadian journalist, Mohammed Ayub Ali Khan, has been employed for a salary of $18,000 (US) to be the international editor and to establish the Muslim Media News Service. He will hire reporters, journalists, columnist-stringers and free lancers from different parts of the world. The payment of these overseas reporters will vary from 5 cents to 10 cents/published word, depending upon the reporters/columnists' experience and the report's country of origin. Two reporters have been hired, one in Berlin and one in India. Contracts for reporters in Pakistan and Bangladesh are currently under negotiation. We expect to hire at least 20 reporters, columnists and free lancers within one year at a total approximate annual cost of $55,000.

We plan to become an alternative news source to Reuters, Associated Press, Agence France-Presse and other media agencies. Once we are receiving ten news reports per day, we plan to invite media agencies for subscriptions to our exclusive news from the MMNS.

We expect the print media and the MMNS to become profitable in 18-24 months after the completion of this offering.

INTERNET MEDIA:

Development of our internet media, muslimobserver.com, will cost $35,000/year. We will hire a person well versed in internet media reporting. This individual will use the services of MMNS, Reuters, AP and other media agencies. The internet media service will use our existing office staff for all their clerical and support services. We anticipate that initially the annual salary of the internet reporter will be $30,000 and the cost of a computer and office equipment will be approximately $5,000. After the initial year, the annual cost may be less than $35,000.

The muslimobserver.com web site will report on breaking news from both the United States and around the world. We expect the further development of our web site to attract additional advertisers.

PRINTING BUSINESS:

We plan to create a database of Muslim households and businesses in the United States. The database will be compiled by existing personnel of the Muslim Media Network and accordingly there should not be any significant additional cost incurred to compile the database. The database will be compiled from subscribers, advertisers and others whose names and addresses are obtained through marketing activities. For example, at events attended by Muslims we may offer a free subscription to the Muslim Observer to the winner of a drawing, and require a person entering the drawing to provide their name and address. This database will benefit people who want to reach Muslims throughout the United States. It will allow businesses, Mosques, and individuals to pass on important information (such as newsletters or brochures) quickly to mass audiences. We will not resell the database to third parties. Permission will not be sought from persons listed in the database before advertisements are sent to such persons.

When the database is compiled the printing business will be able to offer a one-stop service for those desiring to send direct-mail advertisements to Muslim consumers. The printing business will print the advertisements and mail them to the persons in the database. The database will not be disclosed to those utilizing the services of the printing business. The printing business will provide services of four color offset printing, including flyers, Mosque news letters, letterheads, business cards, and envelops. It will also provide services for mailings anywhere in the United States. An advertiser will specify the geographical region it desires to reach and we will inform the advertiser of the number of addresses in our database for that region.

The initial outlay for a four-colored offset machines varies from $100,000 to $125,000, including other accessories. The rent for 1,700 square feet will be in the range of $2,500/month (including triple net). We will have a staff of two personnel with an annual salary of $60,000 per year for each employee.

For the first two years, our internal printing needs will utilize a major portion of the printing business' capacity. It will print our marketing flyers, brochures, letterhead, quarterly reports, annual reports and other printing needs. We also plan to hire a marketing person on a commission basis. We plan to solicit business from the estimated 700 Islamic institutions around the country, including Mosques.

Once the printing business is profitable, we will consider publishing books of interest to Muslim Americans. We will also give serious consideration towards purchasing web printer for printing The Muslim Observer within the next three to four years.

RADIO:

We believe that Muslim American radio listeners will welcome news broadcasts tailored to their interests. Our initial strategy is to purchase one to two hours of radio time daily from an already existing radio network that broadcasts ethnic programming. We intend to purchase 15 minute intervals during prime time, with the total airtime equaling 1 hour in a twelve to twenty-four hour time span.

The current broadcast costs of renting/buying airtime in the Detroit market varies between $100 and $200/hour, depending upon the desired broadcast time. Assuming an average of $150/hour, the annual cost will be $54,750 to purchase broadcast time in the Detroit market area. We must also pay an annual salary of $12,275 ($35/hour) for an announcer. The total annual expense will be $67,525 per station, assuming that costs in other market areas are similar to the Detroit area costs. We intend to broadcast on four stations in concentrated Muslim regions of the country, which would result in an estimated cost of nearly $280,000 for four stations annually.

Our preliminary research indicates that the average charge for an advertisement on a radio station in the Detroit region is $90/minute. Assuming that one hour of radio programming contains an average of five minutes of advertisements, each region could generate advertising revenue of $164,250/year, if the $90/minute rate can be achieved. Based upon a 25% commission rate for generating these advertisements, net revenue could reach nearly $492,750, if five minutes of advertising time are sold on four stations every day of the year. There is no guarantee that the Muslim Media Network will be able to charge that rate or will be able to sell five minutes of advertising per day, so there is no guarantee that the Muslim Media Network will receive any certain amount of net revenue from radio broadcasting.

TELEVISION(TV):

We will apply the same strategy for TV broadcasting as for radio for at least first one to two years or until TV revenue offsets related expanses.

Our preliminary research indicates that rent for one hour of cable in the Detroit market varies between $750 and $1,300. Using an average of $1,000 per hour, annual rent will equal $365,000. Annual Salary for an announcer/broadcaster is $16,425 ($45/hour). This will bring the total costs of Television to nearly $380,000.

Revenue:

Our preliminary research indicated that the usual charge for a one-minute advertisement on ethnic TV is $400-$500. At an average of $450/minute, five minutes of advertisements (8.3% of the duration of a one-hour program) will generate $2,250/day, or $821,000 annually. After deducting 30% for marketing and other associated expenses, advertising should generate nearly $574,000. There is no guarantee that the Muslim Media Network will be able to charge that rate or will be able to sell five minutes of advertising per day, so there is no guarantee that the Muslim Media Network will receive any certain amount of net revenue from television broadcasting.

Depending upon the profitability, we will consider buying or renting our own channel in next three to four years.

RESEARCH & DEVELOPMENT (R&D):

To boost the performances of all of our operations and proposed operations, the newspaper, the news service, internet, radio, TV, and printing business, we continually need to communicate with our customers to receive their feedback on our products and services.

We will create a research and development team that will consist of a full time coordinator, and possibly a part-time assistant. We may instead decide to employ a marketing firm to carry out this task.

The Board of Directors will act on the recommendations made by the research and development team based on feedback received from our customers.

The team will also generate internal projects for research. It will identify scholars, think-tanks, and social, political and religious leaders to do research on a particular issue, whether social, political, or religious, and on building consensus on such issues.

We have budgeted $130,000/year for research and development. Although there will be no direct monetary return on this activity, it will help enhance the quality of our other operations.

MARKETING

      PUBLIC APPEARANCES. Our president and chief executive officer, Dr. Nakadar, frequently makes public appearances at conferences, meetings and events with Muslim organizations. Our journalists also participate in speaking engagements and panel discussions.

      ADVERTISING. Utilizing the proceeds from this offering, The Muslim Observer intends to pursue a strategy of developing brand recognition to attract and retain viewers, subscribers and purchasers. We intend to advertise in online and offline media, including, newspapers, print magazines, radio shows, and online media.

      DIRECT MAIL AND E-MAIL MARKETING. During 2005, we will launch both direct mail and e-mail campaigns to build the subscriber base of the Muslim Observer newspaper and the web-site. We will increase or decrease our direct mail campaign depending on market responses.

ELECTRONIC MEDIA

      SITE TRAFFIC. The popularity and acceptance of web sites can be measured by the number of unique visitors to a site and the number of page views generated by site visitors. To date muslimobserver.com has not kept track of our page impressions. Our management believes that successful revenue generation on the Internet is based in large part on the number of visitors each day to a site. If sufficient proceeds are raised form this offering one of the improvements to the muslimobserver.com will be to a counter to the web site so that we may keep track of the page impressions. We estimate that we can acquire tracking software that will count web site visitors for approximately $15.00 per month.

      CONTENT GENERATION. The content for our web site includes headline stories, investigative features and commentary on national and international events written by our staff and exclusive contributing writers, as well as selected news content from outside wire and news services. In 2004, AN - NAS entered into a one year subscription agreement with Reuters and AP, which provides us with outside news content for a monthly fee of $600. Muslim Media Network has assumed this subscription.

      Our editorial team is headed by Dr. Aslam Abdullah, our editor-in-chief. Dr. Abdullah's experience as a writer and editor includes his work with the Muslim Observer and his work as editor in chief of the Minaret Magazine. He was also associate editor of "The Arabia" in the 1980's. Radio talk shows and television shows often invite Dr. Abdullah to speak on Islamic issues.

REVENUE SOURCES

      Our revenue sources consist of subscription sales, and advertising.

      SUBSCRIPTION SALES. Subscription sales of the Muslim Observer accounted for $23,185, or 16.7% of our revenues, in 2004, and for $25,956, or 22.6% of our revenues, in 2003. The number of subscriptions decreased in 2004 as compared to 2003 when the annual subscription rate was increased in 2004. Beginning in 2005 the size of the newspaper was increased and marketing activity was also increased. As a result, as of June 30, 2005, the Muslim Observer had approximately 971 paid subscribers at rates of $40 per year subscription, although because of payment terms on subscriptions, not all of the subscriptions had been collected as of June 30, 2005. Subscribers are obtained through a combination of free newspapers, direct mail, radio advertising, and Internet advertising from the MuslimObserver.com web site.

      For the first five years of the publication of the Muslim Observer, AN - NAS distributed copies for free to local mosques and cultural centers. In 2004 AN - NAS increased the number of free issues by approximately 25% and sent these free issues into geographical areas in which the Muslim Observer previously had minimal presence, including Washington, D.C., Virginia, Washington, Georgia, Louisiana, Massachusetts, Missouri, North Carolina, Ohio, Pennsylvania, and Texas. Although the free issues required AN - NAS to incur additional expenses, we believe the cost of free newspapers will be offset by an increase in web traffic and will result in increased paid subscriptions as we convert a percentage of free readers to paid subscriptions.

      ADVERTISING REVENUES. Our advertising revenues accounted for approximately $106,621 or 76.9% of our revenues in 2004, and $85,212 or 74.1% of our revenues in 2003. Our advertising revenues primarily consisted of ads in the Muslim Observer newspaper. Up until the present the muslimobserver.com web-site has had an insignificant amount of advertising. We raised our advertising rates by approximately 20% in June 2005. Currently our rates range from $85 for a 1/8th page advertisement to $550 for a full page color advertisement on a weekly basis. We offer discounts on such rates to advertisers that commit to advertise for several months. For example, for a full page color advertisement with a commitment to appear in at least 8 issues the rate is reduced to $500 per weekly advertisement. A minimum commitment of 26 issues for the same advertisement results in a weekly charge of $450.

      OTHER SOURCES OF REVENUE. We intend to develop other revenue sources including radio, television, publishing house, and a news wire media service, however, it is projected that any or all of such activities will generate losses in the immediate future.

COMPETITION

      An increasing number of news and information sources compete for consumers' and advertisers' attention and spending. We expect this competition to continue to increase. We compete for advertisers, readers, staff and outside contributors with many types of companies, including:

    - publishers and distributors of traditional media;

    - alternative news and commentary publications and web sites; and

    - web "portal" companies.

      Our ability to compete depends on many factors, including the originality, timeliness, comprehensiveness and trustworthiness of our content and that of competitors, our success in developing a recognized brand for our publications, and the effectiveness of our sales and marketing efforts. Other competitive factors include the market's perception of the niche served by our media products, readers' preference for the publication's content, editorial quality, quantity of circulation, and reader response to advertisers' products and services. We believe our products effectively compete on the basis of these factors.

      Many of our present and potential competitors are likely to enjoy substantial competitive advantages, including a larger number of readers, greater brand recognition, ability to offer traditional and Internet-based advertising mediums and substantially greater financial resources. If we do not compete effectively or if we experience pricing pressures, reduced margins or loss of market share resulting from increased competition, our business could be adversely affected.

INTELLECTUAL PROPERTY

      To protect our rights to our intellectual property, we will rely on a combination of trademark, copyright and trade secret legal protection. We own the registration to 1 domain name. We plan to apply for federal registration of our trademarks, following this offering if sufficient proceeds are received.

      If registration is not granted, we may rely only upon common law trademark remedies to protect against infringement of our marks. Inadequate protection of our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Substantial uncertainty exists concerning the application of copyright and trademark laws to the Internet, and we cannot assure that existing laws will provide adequate protection for our original content. In addition, because copyright laws do not prohibit independent development of similar content, we can offer no assurance that copyright laws will provide any competitive advantage to us. In addition, we cannot assure that third parties will not bring claims of copyright or trademark infringement against us, or that third parties will not claim that we have misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights in connection with our Internet content. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, or require us to enter into costly licensing arrangements. Any of the foregoing could have a material adverse effect on our business, prospects, financial condition and operating results. See "Risk Factors."

EMPLOYEES

      As of June 30, 2005, Muslim Media Network employed approximately 16 to 18 people, some of whom are part-time and some of who are full time employees, and all of whom were AN - NAS employees and consultants before the acquisition of the AN - NAS assets. Currently, staffing costs average approximately $5,400 per month. We have never had a work stoppage and no personnel are represented under collective bargaining agreements. We consider our relations with our employees to be good.

FACILITIES

      We took over the offices leased by AN - NAS from Dr. Nakadar upon the acquisition of the AN - NAS assets. Those offices occupy approximately 1,700 square feet of leased office space at 29004 W. Eight Mile Road, Farmington, Michigan 48336. We entered into a lease with Dr. Nakadar for a five-year term, expiring on December 31, 2010 at a monthly rental rate of $1,700. In addition to the monthly rental we will be responsible for maintaining our suite and for a proportionate share of the cost of real property taxes, property insurance, and maintenance of the common areas.

      We consider the AN - NAS facilities to be reasonably insured and to be adequate for our current needs, although following the closing of this offering we may devote a small portion of the offering proceeds to obtaining the additional office space necessary to support any increased staffing. We believe that similar facilities are available in the Detroit metropolitan area at rental rates comparable to those AN - NAS is currently paying.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

FISCAL YEARS 2003 AND 2004

      The key issue confronting Muslim Media Network currently is the issue that confronted AN - NAS in 2003 and 2004, that is, continuing losses from operations. From its inception through 2003 and 2004 the losses of AN - NAS have been funded by capital contributions from Dr. Nakadar. Dr. Nakadar has contributed over $600,000 to fund the operations of AN - NAS. Without these contributions from Dr. Nakadar, AN - NAS would not have been able to continue its operations. Revenue increased from 2003 to 2004, in part due to a $21,000 increase in advertising revenue. Subscription revenue decreased in 2004 from 2003, but we believe that was due to an increase in the annual subscription rate that temporarily decreased the number of subscribers.


NINE MONTHS ENDED SEPTEMBER 30, 2005



      Losses from operations continued through the first nine months of 2005. The loss for the first nine months in 2005, $(150,299) was significantly greater than the loss for the first nine months in 2004, $(84,310). However, total revenue was up by $18,359 because of an increase in advertising revenue of $21,962, which more than offset a decrease in subscription revenue of

$3,603. The increased advertising revenue was due to an increase in the size of the newspaper allowing for more advertising space and an increase in advertising rates. Dr. Nakadar made additional capital contributions to AN - NAS in the first quarter of 2005 to fund its continuing losses.



      While we believe that we can reach a breakeven point by increasing the number of subscriptions and further increasing advertising rates as subscriptions increase, the Company will incur additional operating costs over and above its historical operating costs as it adds reporters, develops the news wire service and increases its marketing activities. It was the increased operating costs that resulted in the September 30, 2005 loss being significantly greater than the September 30, 2004 loss even though the September 30, 2005 revenue was $18,359 more than September 30, 2004 revenue.



      Although Dr. Nakadar did loan the Company $75,000 in July, August, and September 2005, the Company cannot rely on Dr. Nakadar to continue to fund its operating losses. The purpose of this offering is to provide the Company with the necessary capital to fund its operating losses until it can expand its activities to the point where it is profitable. Dr. Nakadar loaned the Company an additional $80,000 in October 2005 to cover operating expenses and expenses of this offering.


PLAN OF OPERATION

      Our plan of operation for the next twelve months depends upon the amount of proceeds received in this offering. If only the minimum offering proceeds are received then we will use the proceeds for the working capital of the Muslim Observer and add additional marketing programs to try to improve circulation and advertising. If the maximum offering proceeds are received then we intend to pursue the activities described in the "Use of Proceeds" and the "Business" section which include in addition to working capital for the Muslim Observer, the development of an international wire service, a printing business, and radio and television programs. We will all devote additional funds to the further development of the Muslimobserver.com web site and possibly research and development.

      While we have estimated the timing and amount of these expenses to assist management in planning, we believe that these estimates, as they apply to periods extending beyond the next few months, are based on numerous assumptions as to factors beyond our control and are therefore not to be relied upon, and that our actual cash requirements may differ materially from those we presently estimate. We nevertheless believe that if the maximum net proceeds of this offering are received it will be sufficient to fund our operations for at least the next five years. We believe that if only the minimum proceeds are received, with our scaled back operational plans it will be sufficient to fund our operations for the next three years.

      We believe that, for a company with our level of operations, a significant cash reserve is prudent in order to offset unforeseen short-term cash imbalances or to meet other unforeseen cash requirements.

OFF-BALANCE SHEET ARRANGEMENTS

      We have not engaged in any off-balance sheet arrangements, other than the borrowing of furniture, fixtures and equipment from other entities owned by Dr. Nakadar.

CAPITALIZATION


      The following table sets forth our capitalization as of September 30, 2005:



      The financial data as of September 30, 2005 in the following table are derived from the unaudited financial statements as of September 30, 2005. You should read this table together with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes contained elsewhere in this prospectus.



                                                        SEPTEMBER 30, 2005
Shareholders equity:
    Common stock, no par value; 1,500,000 shares
    authorized; 60,000 shares issued and outstanding              $ 120,000
    Additional paid-in capital                                      654,499
    Accumulated deficit                                            (763,759)
    Total stockholders' equity                                    $  10,740
    Total capitalization                                          $ 135,068


                             DESCRIPTION OF PROPERTY

      We do not own any facilities, furniture, fixtures or equipment. We have entered into a lease with Dr. Nakadar for our office. We use the furniture, fixtures and equipment, of other entities owned by Dr. Nakadar at no cost to us.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Effective on February 15, 2005 the Muslim Media Network entered into an agreement with AN-NAS to acquire all of its assets related to the Muslim Observer and muslimobserver.com. The purchase price was $1.00, plus the assumption of the liabilities of AN - NAS, up to a maximum amount of $60,000.

      The Muslim Media Network has sold 60,000 shares of stock to the owners, management, and employees of AN-NAS at a price of $2.00 per share.

      The Muslim Media Network has a lease with Dr. Nakadar, its founder, for its offices. The offices occupy approximately 1,700 square feet of leased office space at 29004 W. Eight Mile Road, Farmington, Michigan 48336. The lease with Dr. Nakadar is for a five-year term, expiring on December 31, 2010 at a monthly rental rate of $1,700.

      Dr. Nakadar has loaned the Company a total of $155,000. The loans Dr. Nakadar made to the Company are as follows: On July 5, 2005 Dr. Nakadar loaned $25,000; on August 7, 2005 he loaned $15,000; on August 30, 2005 he loaned $10,000; on September 13, 2005 he loaned $25,000; on October 3, 2005 he loaned $15,000; on October 12, 2005 he loaned $20,000; on October 19, 2005 he loaned $25,000; and on October 26, 2005 he loaned $20,000. Each of these loans bears interest at a rate of 7.25% and the entire principal balance and accrued interest on each loan is due on the anniversary date of the loan. The Company intends to repay these loans with a portion of the proceeds of this offering.



      Commencing in 2005 Muslim Media Network began paying Dr. Nakadar an annual salary of $35,000 and began paying Dr. Abdullah an annual salary of $30,000.



      All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Muslim Media Network than those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and loans, and forgiveness of loans, must be approved by a majority of the Muslim Media Network's independent directors who do not have an interest in the transactions and who had access, at the Muslim Media Network's expense, to the Muslim Media Network's legal counsel or independent legal counsel.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER CONCERNS

      Before this offering, there was no public market for the common stock. We cannot predict the effect, if any, that sale of, or the availability for sale of, shares of our common stock will have on the market price of the common stock prevailing from time to time. Future sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital in the future through the sale of securities.

      Following the sale of 1,000,000 shares in this offering, we will have 1,060,000 shares of common stock outstanding. All 1,000,000 shares sold in the offering will be freely transferable without restriction under the Securities Act of 1933, except for any shares held by someone who is our "affiliate" as that term is defined by the rules and regulations issued under the Securities Act. Common stock held by an affiliate will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 60,000 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 summarized below. The Articles of Incorporation provide that none of the shares may be transferred to a transferee that would result in the transferee beneficially owning more than 5% of the outstanding shares of common stock (a "Restricted Transferee") without the approval of the board of directors or its designee. This restriction on transferability may make any investment in the shares of common stock illiquid.

      No dividends have been paid on our common stock to date. We intend to pay dividends based on our earnings. Our board of directors will determine the timing of payment of future dividends on the common stock and the rate of such dividends, if any, in light of our earnings, financial condition, capital requirements and other factors.

      We do not have any compensation plans providing for the issuance of our common stock or any other equity securities.

SALES OF RESTRICTED SHARES

      Subsequent to the completion of this offering, 60,000 outstanding shares of our common stock will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act.

      In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who has beneficially owned shares of common stock for at least one year may sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume of the common stock on all national securities exchanges during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k) any person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements of Rule 144.

                             EXECUTIVE COMPENSATION


      There has been no executive compensation in 2004, 2003, or 2002. Commencing in 2005 Muslim Media Network began paying Dr. Nakadar an annual salary of $35,000 and began paying Dr. Abdullah an annual salary of $30,000. The Board of Directors will review the salaries of the management employees upon completion of the offering.


BOARD OF DIRECTORS COMPENSATION

      The non-employee directors of the Muslim Media Network will be paid $250 for each directors meeting that they attend. It is anticipated that initially the board of directors will meet on a monthly basis.

                              FINANCIAL STATEMENTS

      The Financial Statements begin on the following page.

MUSLIM MEDIA NETWORK, INC.

TABLE OF CONTENTS


                                                                       Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                  F-1

AUDITED FINANCIAL STATEMENTS
     Balance Sheet as of December 31, 2004                               F-2

     Statements of Operations for the years
        ended December 31, 2004 and 2003                                 F-3

     Statements of Stockholders' Equity for the
        years ended December 31, 2004 and 2003                           F-4

     Statements of Cash Flows for the years ended
        December 31, 2004 and 2003                                       F-5

     Notes to Financial Statements                                       F-6

UNAUDITED INTERIM FINANCIAL STATEMENTS

     Balance Sheet as of September 30, 2005                              F-8

     Statements of Operations for the nine
        months ended September 30, 2005 and 2004                         F-9

     Statements of Cash Flows for the nine
        months ended September 30, 2005 and 2004                         F-10

     Notes to Unaudited Interim Financial Statements                     F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Muslim Media Network, Inc.

We have audited the balance sheet of Muslim Media Network, Inc. (the "Company") as of December 31, 2004, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP
Southfield, Michigan
April 13, 2005, except for Note 3, as to which the date is April 29, 2005

                           MUSLIM MEDIA NETWORK, INC.
                                  BALANCE SHEET


                                                              December 31, 2004
                                                              -----------------
ASSETS

CURRENT ASSETS:
    Cash                                                         $     1,572
    Accounts receivable, net                                          13,018
                                                                 -----------

    Total current assets                                              14,590

    Deferred stock offering expenses                                  41,416
                                                                 -----------

               Total assets                                           56,006
                                                                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Bank overdraft                                                     4,809
    Accounts payable, trade                                              746
    Accrued expenses                                                  15,000
    Deferred subscription revenue                                     16,006
    Deferred advertising revenue                                         893
                                                                 -----------

               Total current liabilities                              37,454

STOCKHOLDERS' EQUITY
    Contributed capital                                              632,012
    Accumulated deficit                                             (613,460)
                                                                 -----------

              Total stockholders' equity                              18,552
                                                                 -----------

               Total liabilities and stockholders' equity        $    56,006
                                                                 ===========


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                           MUSLIM MEDIA NETWORK, INC.
                            STATEMENTS OF OPERATIONS


                                                         Years ended December 31,
                                                         ------------------------
                                                            2004          2003
                                                         ----------    ----------
Revenues:

    Advertising                                          $  106,621    $   85,212
    Subscription                                             23,185        25,956
    Other                                                     8,849         3,842
                                                         ----------    ----------

                                                            138,655       115,010

Cost of revenues                                            130,944       164,498
                                                         ----------    ----------

                   Gross margin                               7,711       (49,488)

Selling, general and administrative expenses                 87,502        74,128
Interest expense                                                917           963
                                                         ----------    ----------

                   Net loss                              $  (80,708)   $ (124,579)
                                                         ==========    ==========

Basic and diluted loss per share                         $    (1.35)   $    (2.08)
                                                         ==========    ==========

Weighted average shares outstanding - basic and diluted      60,000        60,000
                                                         ==========    ==========


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                           MUSLIM MEDIA NETWORK, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                             Total
                               Contributed  Accumulated  stockholders'
                                 capital      deficit       equity
                               -----------  -----------  -------------
Balance at December 31, 2002    $ 408,477   $(408,173)    $      304

Capital contributions             127,713           -        127,713

Net loss                                -    (124,579)      (124,579)
                                ---------   ---------     ----------

Balance at December 31, 2003      536,190    (532,752)         3,438

Capital contributions              95,822           -         95,822

Net loss                                -     (80,708)       (80,708)
                                ---------   ---------     ----------

Balance at December 31, 2004    $ 632,012   $(613,460)    $   18,552
                                =========   =========     ==========

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                     MUSLIM MEDIA NETWORK, INC.
                                      STATEMENTS OF CASH FLOWS

                                                               Years ended December 31,
                                                               ------------------------
                                                                 2004           2003
                                                               ---------      ---------
OPERATING ACTIVITIES
    Net loss                                                   $ (80,708)     $(124,579)
    Adjustments to reconcile net loss to net cash
        used in operating activities:
           Provision for doubtful accounts                         2,000              -
           Changes in operating assets and liabilities:
               Accounts receivable                                (6,151)         3,654
               Accounts payable and accrued expenses              13,301          2,317
               Deferred revenue                                    4,113         (2,194)
                                                               ---------      ---------

                   Net cash used in operating activities         (67,445)      (120,802)
                                                               ---------      ---------

FINANCING ACTIVITIES
    Net proceeds for short term financing of bank
        overdraft                                                  4,809              -
    Proceeds from borrowings on term loan, related party               -         10,000
    Repayments on term loan, related party                       (10,000)             -
    Deferred stock offering expenses                             (41,416)             -
    Capital contributions                                         95,822        127,713
                                                               ---------      ---------

                   Net cash provided by financing activities      49,215        137,713
                                                               ---------      ---------

NET INCREASE (DECREASE) IN CASH                                  (18,230)        16,911

CASH AT BEGINNING OF YEAR                                         19,802          2,891
                                                               ---------      ---------

CASH AT END OF YEAR                                            $   1,572      $  19,802
                                                               =========      =========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid during the year for interest                     $     917      $     963
                                                               =========      =========

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

MUSLIM MEDIA NETWORK, INC.
NOTES TO FINIANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 1 - ORGANIZATION AND BUSINESS

Muslim Media Network, Inc. (the Company) was incorporated in the State of Michigan on February 4, 2005. Effective February 15, 2005 the Company acquired the assets and business of AN - NAS, LLC d/b/a The Muslim Observer for $1 and assumed its liabilities. AN-NAS, LLC, a single member limited liability company, was formed effective July 30, 1998 and publishes a weekly newspaper sold to subscribers throughout the United States; it also sells advertising space. Dr.
A. S. Nakadar was the sole member of AN-NAS. Currently, he is also the majority shareholder of the Company and its President and Chief Executive Officer. The Company's activities were limited to raising capital from the issuance of 786 shares of no par common stock for cash of $1,572 on February 10, 2005 prior to the acquisition of the assets and business of AN-NAS, LLC and the assumption of its liabilities.

NOTE 2 - ACQUISITION AND ACCOUNTING POLICIES

ACQUISITION

The acquisition of the assets of AN-NAS, LLC and the assumption of its liabilities have been recorded at their historical amounts. Further, the transaction has been given retroactive effect as if it had occurred December 31, 2002 and the Company were incorporated at that date.

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company recognizes revenues from subscriptions and advertising as the related newspaper issues are distributed. Collections for subscriptions and advertising applicable to future periods are shown as deferred revenue. Shipping and handling costs are included in cost of revenues.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. There are no cash equivalents at December 31, 2004.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments, including cash, accounts receivable, bank overdrafts, and accounts payable approximate fair values at December 31, 2004.

ACCOUNTS RECEIVABLE, NET

The Company does not require collateral from customers for sales on account. Accounts receivable are evaluated and an allowance for doubtful accounts is established, when deemed necessary, based on experience and current credit conditions. Accounts are considered past due if they are over 30 days old. Accounts receivables are stated net of an allowance for doubtful accounts of $2,000 at December 31, 2004.

DEFERRED STOCK OFFERING EXPENSES

Deferred stock offering expenses at December 31, 2004 consist of costs directly related to the proposed offering of securities and will be charged against the proceeds of the offering. The securities offering is expected to occur sometime during 2005.

INCOME TAXES

There are no material differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Further, substantially none of the losses to date are available to carry forward or carry back. As such, no income tax benefits on such losses will be realized.

NOTE 3 - CAPITAL STOCK AND EARNINGS PER SHARE

The Company is authorized to issue 1,500,000 shares of common stock, with no par value. In addition to the 786 shares of common stock issued for $1,572 of cash on February 10, 2005, the Company subsequently issued 59,214 shares of common stock for $118,428 of cash through April 29, 2005. The cumulative issuances of the 60,000 shares of common stock through April 29, 2005 have been given retroactive effect for all periods presented for purposes of computing the loss per share.

NOTE 4 - LEASE COMMITMENT WITH RELATED PARTY

The Company has a lease agreement with its President and Chief Executive Officer, who is also the majority stockholder. The lease agreement expires December 31, 2010 and requires minimum rental payments of $1,700 a month.

                           MUSLIM MEDIA NETWORK, INC.
                            BALANCE SHEET (UNAUDITED)


                                                                September 30, 2005
                                                                ------------------
ASSETS

CURRENT ASSETS
  Cash                                                              $       -
  Accounts receivable, net                                             12,996
                                                                    ---------

   TOTAL CURRENT ASSETS                                                12,996

  Computer equipment, net of accumulated depreciation of $592           8,873
  Deferred stock offering expenses                                    113,199
                                                                    ---------

      Total assets                                                    135,068
                                                                    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

  Bank overdraft                                                    $  12,149
  Accounts payable, trade                                               1,245
  Accrued expenses                                                     23,171
  Deferred subscription revenue                                        11,870
  Deferred advertising revenue                                            893
                                                                    ---------

      Total current liabilities                                        49,328
                                                                    ---------

LONG-TERM LIABILITY

  Loan from Stockholder                                                75,000

STOCKHOLDERS' EQUITY
   Common stock, no par value; 1,500,000 shares
       authorized; 60,000 shares issued and outstanding               120,000
   Additional paid-in capital                                         654,499
  Accumulated deficit                                                (763,759)
                                                                    ---------

         Total stockholders' equity                                    10,740
                                                                    ---------

      Total liabilities and stockholders' equity                    $ 135,068
                                                                    =========

                           MUSLIM MEDIA NETWORK, INC.
                      STATEMENTS OF OPERATIONS (UNAUDITED)


                                                               Nine months ended
                                                          September 30,  September 30,
                                                              2005           2004
                                                          -------------  -------------
Revenue

    Advertising                                             $  89,058      $  67,096
    Subscription                                               21,670         25,273
                                                            ---------      ---------
       Total Revenue                                          110,728         92,369

Cost of revenues                                              216,360        153,292
                                                            ---------      ---------

        Gross margin                                         (105,632)       (60,923)

Selling, general and administrative expenses                   43,777         23,387
Interest expense                                                  890              -
                                                            ---------      ---------


        Net loss                                            $(150,299)     $ (84,310)
                                                            =========      =========

Basic and diluted loss per share                            $   (2.50)     $   (1.41)
                                                            =========      =========

Weighted average shares outstanding - basic and diluted        60,000         60,000
                                                            =========      =========

                           MUSLIM MEDIA NETWORK, INC.
                             STATEMENT OF CASH FLOWS


                                                            For the nine months ended
                                                           September 30,  September 30,
                                                               2005           2004
                                                           -------------  -------------
OPERATING ACTIVITIES
    Net loss                                                 $(150,299)     $ (84,310)
   Depreciation                                                    592              -
   Changes in operating assets and liabilities:
       Accounts receivable                                          22         (2,303)
       Accounts payable and accrued expenses                     8,671              -
       Deferred revenue                                         (4,136)         2,302
                                                             ---------      ---------

NET CASH USED IN OPERATING ACTIVITIES                         (145,150)       (79,705)
                                                             ---------      ---------

INVESTING ACTIVITIES
        Purchases of computer equipment                         (9,465)             -
                                                             ---------      ---------

NET CASH USED IN INVESTING ACTIVITIES                           (9,465)             -
                                                             ---------      ---------

FINANCING ACTIVITIES
    Net borrowing on short-term financing of
       bank overdraft                                            7,340              -
    Proceeds from borrowings on term loan, related party        75,000              -
    Deferred stock offering expenses                           (71,783)             -
    Proceeds from sale of stock or capital contributions       142,486         66,063
                                                             ---------      ---------

NET CASH PROVIDED BY FINANCING ACTIVITIES                      153,043         66,063
                                                             ---------      ---------

NET DECREASE                                                    (1,572)       (13,642)

CASH AT BEGINNING OF PERIOD                                      1,572         19,802
                                                             ---------      ---------

CASH AT END OF PERIOD                                        $       -      $   6,160
                                                             =========      =========

MUSLIM MEDIA NETWORK, INC.
NOTES TO UNAUDITED CONDENSED FINIANCIAL STATEMENTS
SEPTEMBER 30, 2005


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and with the instructions for Form 10-QSB and Rule 10-01 of Regulation S-X as they apply to interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year. The accompanying condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2004, contained in this document.

NOTE 2 - COMPUTER EQUIPMENT


Computer equipment is stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the computer equipment, three years.



NOTE 3 - LOAN FROM STOCKHOLDER



the Company entered into four promissory note agreements with its majority stockholder. These agreements are dated July 5, 2005, August 7, 2005, August 30, 2005, and September 13, 2005 in the amounts of $25,000, $15,000, $10,000, and
$25,000, respectively. Each of the promissory notes bear interest at 7.25% per annum and are due July 5, 2006, August 7, 2006, August 30, 2006, and September 13, 2006, respectively.



NOTE 4 - SUBSEQUENT EVENT



Subsequent to September 30, 2005, the Company entered into four promissory note agreements with its majority stockholder. These agreements are dated October 3, 2005, October 12, 2005, October 19, 2005, and October 26, 2005 in the amounts of $15,000, $20,000, $25,000 and $20,000, respectively. Each of the promissory notes bear interest at 7.25% per annum and are due October 3, 2006, October 12, 2006, October 19, 2006, and October 26, 2006, respectively.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

      We have not changed accountants or auditors, nor have we had any disagreements with our accountants or auditors.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion sets forth certain federal income tax consequences, under current law, relating to the purchase and ownership of the common stock. The discussion is a summary and does not purport to deal with all aspects of federal taxation that may be applicable to an investor, nor does it consider specific facts and circumstances that may be relevant to a particular investor's tax position. Some holders, such as dealers in securities, insurance companies, tax exempt organizations, foreign persons and those holding common stock as part of a straddle or hedge transaction, may be subject to special rules that are not addressed in this discussion. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and on administrative and judicial interpretations as of the date hereof, all of which are subject to change. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THIS OFFERING, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

SALE OF COMMON STOCK

      The sale of common stock should generally result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized and such holder's tax basis in the common stock. If the common stock constitutes a capital asset in the hands of the holder, gain or loss upon the sale of the common stock will be characterized as long-term or short-term capital gain or loss, depending on whether the common stock has been held for more than one year.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including
Section 13(a) and 15(d) of the Exchange Act.

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information required to be included in the registration statement under the rules and regulations of the Commission. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document that has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the Commission and copies may be obtained from the Commission's principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the Commission's website, http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our bylaws contain provisions requiring us to indemnify our directors, officers, employees and agents against liabilities they may incur by reason of their service in such capacities, which may include liability under the Securities Act of 1933. The Michigan business Corporations Act allows a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner which such person believed to be in the best interests of the company. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by the opinion of independent legal counsel; or by the opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist. Provided the terms and conditions of these provisions under Michigan law are met, we are required to indemnify our officers, directors, employees, and agents against any cost, loss, or expense arising out of any liability under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, Muslim Media Network has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated fees and expenses payable in connection with the issuance and distribution of the securities being registered hereunder, all of which will be paid by the Registrant:

Securities and Exchange Commission Registration Fee.........   $   1,177.00
Accounting Fees and Expenses................................      50,000.00
Legal Fees and Expenses.....................................      75,000.00
Road Show Expenses..........................................     300,000.00
Printing and Engraving Expenses.............................      50,000.00
Transfer Agent and Registrar Fees and Expenses..............       5,000.00
Miscellaneous...............................................      18,823.00
                                                               ------------

          Total.............................................   $ 500,000.00
                                                               ===========

      All amounts are estimated except for the SEC registration fee.

                                   PART II-1

RECENT SALES OF UNREGISTERED SECURITIES.

      The following is a summary of the transactions by us during the past three years involving sales of our securities that were not registered under the Securities Act of 1933.

      In February 2005 we sold 10,000 shares of common stock to Dr. Nakadar for $2.00 per share, for an aggregate consideration of $20,000. The shares were issued in reliance on the exemption from registration under Rule 504 of Regulation D of the Securities Act of 1933.

      In April 2005 we sold 50,000 shares of common stock to the persons listed below for $2.00 per share, for an aggregate consideration of $100,000:

Name of Shareholder                             Number of Shares
-------------------                             ----------------
Dr. A. S. Nakadar                                    55,114
Dr. Aslam Abdullah                                    1,000
Dr. Muneer Fareed                                       500
Prof. Sulayman S. Nyang                                 500
Dr. Muzammil H. Siddiqi                                 500
Dr. Dilnawaz A. Siddiqui                                500
Prof. Liyakat Takim                                     500
Abdullah Bey-el Amin                                    500
Tauqeer Ahmed                                           100

The shares were issued in reliance on the exemption from registration under Rule 504 of Regulation D and Section 4(2) of the Securities Act of 1933. The aggregate offering price was less than $1,000,000, the offering was made only to certain employees of AN - NAS and members of the Board of Advisors of AN - NAS, there was no general advertising or solicitation in connection with the offer and sale of the shares, and the purchasers informed the Company that the shares were purchased for themselves and not for the purpose of resale.

                                   PART II-2

EXHIBITS.

EXHIBITS:

      The following exhibits are filed as part of this registration statement:


EXHIBIT
NUMBER                                 DESCRIPTION
--------       -----------------------------------------------------------------
3.1            Articles of Incorporation of the Registrant, as filed with the
               State of Michigan **

3.2 Amendment of Articles of Incorporation of the Registrant, as filed with the State of Michigan **

3.3            Bylaws of the Registrant **

4.1            Specimen Common Stock Certificate**

5.0            Legal Opinion of Driggers, Schultz & Herbst**

10.1           Asset Purchase Agreement between Company and AN- NAS, LLC ** 10.2
               Lease Agreement between Dr. Nakadar and the Company **

10.3 $25,000 Promissory Note dated July 5, 2005 between Dr. Nakadar and the Company**

10.4 $15,000 Promissory Note dated August 7, 2005 between Dr. Nakadar and the Company**

10.5 $10,000 Promissory Note dated August 30, 2005 between Dr. Nakadar and the Company**

10.6           Agency Services and Charges Agreement dated June 3, 2005 between
               The Marketing Source and the Company**

10.7           Employment Contract dated March 15, 2005 between Mohammed Ayub
               Ali Khan and the Company**

10.8           $25,000 Promissory Note dated September 13, 2005 between Dr.
               Nakadar and the Company

10.9 $15,000 Promissory Note dated October 3, 2005 between Dr. Nakadar and the Company

10.10          $20,000 Promissory Note dated October 12, 2005 between Dr.
               Nakadar and the Company

10.11          $25,000 Promissory Note dated October 19, 2005 between Dr.
               Nakadar and the Company

10.12          $20,000 Promissory Note dated October 26, 2005 between Dr.
               Nakadar and the Company

23             Consent of UHY LLP

23.1           Consent of Driggers, Schultz & Herbst

24             Power of Attorney (included on signature page)


                                   PART II-3

*  To be filed by amendment.
** Previously filed.

UNDERTAKINGS.

The Registrant hereby undertakes to:

      (1) file, during any period in which it offers or sells securities, a post-effective amendment to this Registration statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement;

            (iii) include any additional or changed material information on the plan of distribution.

      (2) for determining liability under the Securities Act, treat each such post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering; and

      (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of this offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   PART II-4

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 4 to registration statement to be signed on its behalf by the undersigned, in the City of Troy, State of Michigan, on November 11, 2005.


                                     MUSLIM MEDIA NETWORK, INC.

                                     By: /s/ Dr. A. S. Nakadar
                                         -------------------------------------
                                     Name: Dr. A. S. Nakadar
                                     Title: President, Chief Executive
                                     Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. A.S. Nakadar his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any Registration Statement (and any and all amendments thereto) related to this Registration Statement and filed pursuant to Rule 462(b) promulgated by the Securities and Exchange Commission, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


     SIGNATURE                         TITLE                        DATE
-----------------------    ---------------------------------  -----------------
/s/ Dr. A. S. Nakadar      President, Chief Executive         November 11, 2005
-----------------------    Officer, and Director
Dr. A.S. Nakadar           (Principal Executive Officer)

/s/ Dr. A. S. Nakadar      Secretary, Treasurer and           November 11, 2005
-----------------------    Chief Financial Officer
Dr. A. S. Nakadar          (Principal Financial Officer
                           and Principal Accounting Officer)

                                 PART II-5

/s/ Aslam Abdullah         Director                           November 11, 2005
-----------------------
Aslam Abdullah
By his attorney-in-fact Dr. A.S. Nakadar

/s/ Dilnawaz Siddiqui      Director                           November 11, 2005
-----------------------
Dilnawaz Siddiqui
By his attorney-in-fact Dr. A.S. Nakadar

/s/ Muzammil H. Siddiqi    Director                           November 11, 2005
-----------------------
Muzammil H. Siddiqi
By his attorney-in-fact Dr. A.S. Nakadar

/s/ Muneer Fareed          Director                           November 11, 2005
-----------------------
Muneer Fareed
By his attorney-in-fact Dr. A.S. Nakadar

/s/ Liyakat Takim          Director                           November 11, 2005
-----------------------
Liyakat Takim
By his attorney-in-fact Dr.  A.S. Nakadar

/s/ Sulayman S. Nyang      Director                           November 11, 2005
-----------------------
Sulayman S. Nyang
By his attorney-in-fact Dr. A.S. Nakadar


                                   PART II-6

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                DESCRIPTION
--------       -----------------------------------------------------------------
3.1            Articles of Incorporation of the Registrant, as filed with the
               State of Michigan **

3.2 Amendment of Articles of Incorporation of the Registrant, as filed with the State of Michigan **

3.3            Bylaws of the Registrant **

4.1            Specimen Common Stock Certificate**

5.0            Legal Opinion of Driggers, Schultz & Herbst**

10.1           Asset Purchase Agreement between Company and AN- NAS, LLC **

10.2           Lease Agreement between Dr, Nakadar and the Company **

10.3 $25,000 Promissory Note dated July 5, 2005 between Dr. Nakadar and the Company**

10.4 $15,000 Promissory Note dated August 7, 2005 between Dr. Nakadar and the Company**

10.5 $10,000 Promissory Note dated August 30, 2005 between Dr. Nakadar and the Company**

10.6           Agency Services and Charges Agreement dated June 3, 2005 between
               The Marketing Source and the Company**

10.7           Employment Contract dated March 15, 2005 between Mohammed Ayub
               Ali Khan and the Company**

10.8           $25,000 Promissory Note dated September 13, 2005 between Dr.
               Nakadar and the Company

10.9 $15,000 Promissory Note dated October 3, 2005 between Dr. Nakadar and the Company

10.10          $20,000 Promissory Note dated October 12, 2005 between Dr.
               Nakadar and the Company

10.11          $25,000 Promissory Note dated October 19, 2005 between Dr.
               Nakadar and the Company

10.12          $20,000 Promissory Note dated October 26, 2005 between Dr.
               Nakadar and the Company

23             Consent of UHY LLP

23.1           Consent of Driggers, Schultz & Herbst

24             Power of Attorney (included on signature page)


* To be filed by amendment.

** Previously filed.